                                                                     EXHIBIT 2.1

                                MERGER AGREEMENT

                                  BY AND AMONG

                             METAL MANAGEMENT, INC.,

                                MTLM MERGER INC.

                                       AND

                           HOUTEX METALS COMPANY, INC.
                              AND ITS SHAREHOLDERS

                                TABLE OF CONTENTS

ARTICLE I

         THE MERGER..........................................................  1
         1.1      The Merger.................................................  1
         1.2      The Closing................................................  2
         1.3      Plan of Merger.............................................  2
         1.4      Post Closing Adjustment to Merger Consideration............  3
         1.5      Determination of Exercise Price for Warrants...............  4
         1.6      [Intentionally Omitted]....................................  5
         1.7      Filing of Articles of Merger...............................  5
         1.8      Issuance of MTLM Shares....................................  5
         1.9      Delivery of Certificates; Held Back Shares.................  5

ARTICLE II

         REPRESENTATIONS AND WARRANTIES

         OF THE MTLM COMPANIES...............................................  6
         2.1      Corporate Status...........................................  6
         2.2      Corporate Power and Authority..............................  6
         2.3      Enforceability.............................................  6
         2.4      MTLM Common Stock..........................................  6
         2.5      No Commissions.............................................  7
         2.6      Capitalization.............................................  7
         2.7      SEC Reports and NASDAQ Compliance..........................  7

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF

         THE HOUTEX SHAREHOLDERS.............................................  8
         3.1      Corporate Status...........................................  8
         3.2      Power and Authority........................................  8
         3.3      Enforceability.............................................  8
         3.4      Capitalization.............................................  8
         3.5      Shareholders of the Company................................  9
         3.6      No Violation...............................................  9

         3.7      Records of the Company.........................................................................  10
         3.8      Subsidiaries...................................................................................  10
         3.9      Financial Statements...........................................................................  10
         3.10     Changes Since the Current Balance Sheet Date...................................................  11
         3.11     Liabilities of the Company.....................................................................  11
         3.12     Litigation.....................................................................................  12
         3.13     Environmental Matters..........................................................................  12
         3.14     Real Estate....................................................................................  17
         3.15     Good Title to and Condition of Assets..........................................................  20
         3.16     Compliance with Laws...........................................................................  21
         3.17     Labor and Employment Matters...................................................................  21
         3.18     Employee Benefit Plans.........................................................................  22
         3.19     Tax Matters....................................................................................  24
         3.20     Insurance......................................................................................  26
         3.21     Receivables....................................................................................  26
         3.22     Licenses and Permits...........................................................................  27
         3.23     Adequacy of the Assets; Relationships with
                  Customers and Suppliers; Affiliated Transactions...............................................  27
         3.24     Intellectual Property..........................................................................  27
         3.25     Contracts......................................................................................  27
         3.26     Customer Lists and Recurring Revenue...........................................................  28
         3.27     Accuracy of Information Furnished by the Shareholders..........................................  29
         3.28     Investment Intent; Accredited Investor Status; Securities Documents............................  29
         3.29     Business Locations.............................................................................  29
         3.30     Names; Prior Acquisitions......................................................................  30
         3.31     No Commissions.................................................................................  30
         3.32     Inventory......................................................................................  30
         3.33     Identification, Acquisition and Disposition of Assets and Liabilities..........................  30

ARTICLE IV

         CONDUCT OF BUSINESS PENDING THE MERGER..................................................................  31
         4.1      Conduct of Business by HouTex Pending the Merger...............................................  31

ARTICLE V

         ADDITIONAL AGREEMENTS...................................................................................  32
         5.1      Further Assurances.............................................................................  32
         5.2      Compliance with Covenants......................................................................  33
         5.3      Cooperation....................................................................................  33

         5.4      Access to Information..........................................................................  33
         5.5      Notification of Certain Matters................................................................  33
         5.6      Tax Treatment..................................................................................  33
         5.7      Confidentiality; Publicity.....................................................................  33
         5.8      No Other Discussions...........................................................................  34
         5.9      Restrictive Covenants..........................................................................  34
         5.10     Environmental Assessment.......................................................................  35
                  (a)  Scope of Prompt Immediate Japhet Property Remediation.....................................  36
                  (b)  Costs of Agreed Remediation...............................................................  36
                  (c)  Future Remediation Costs..................................................................  36
         5.11     Trading in MTLM Common Stock...................................................................  37
         5.12     Election of New Director.......................................................................  37
         5.13     Employment Agreements..........................................................................  37
         5.14     Lease of Real Property.........................................................................  37
         5.15     Post Closing Minimum Net Income................................................................  38
         5.16     Houston Compressed Steel Finders Fee...........................................................  38
         5.17     Preclosing Audit of HouTex.....................................................................  38
         5.18     Corporate Authority............................................................................  38
         5.19     Certification of Tax Status....................................................................  38
         5.20     NationsBank Financing; Release of Guarantors...................................................  39
         5.21     Extraneous Assets..............................................................................  39
         5.22     Possible Issuance of Additional Three Year Warrants............................................  39

ARTICLE VI

         CONDITIONS TO THE OBLIGATIONS OF

         THE MTLM COMPANIES......................................................................................  40

         6.1      Accuracy of Representations and Warranties and
                  Compliance with Obligations....................................................................  40
         6.2      No Material Adverse Change or Destruction of Property..........................................  41
         6.3      Corporate Certificate..........................................................................  41
         6.4      Opinion of Counsel.............................................................................  41
         6.5      Consents.......................................................................................  42
         6.6      Securities Laws................................................................................  42
         6.7      HouTex Stock...................................................................................  42
         6.8      No Adverse Litigation..........................................................................  42
         6.9      Board Approval.................................................................................  43
         6.10     Shareholder Approval...........................................................................  43
         6.11     Employment Agreements..........................................................................  43
         6.12     Lease Agreement................................................................................  43

         6.13     Due Diligence..................................................................................  43
         6.14     Fairness Opinion...............................................................................  43
         6.15     Completion of Audit............................................................................  43
         6.16     Extraneous Assets..............................................................................  43
         6.17     Receipt of Tax Certifications..................................................................  43
         6.18     Consent of NationsBank.........................................................................  44
         6.19     Title Commitment...............................................................................  44

ARTICLE VII

         CONDITIONS TO THE OBLIGATIONS OF
         HOUTEX AND THE HOUTEX SHAREHOLDERS......................................................................  44
         7.1      Accuracy of Representations and Warranties
                  and Compliance with Obligations................................................................  44
         7.2      Merger Consideration...........................................................................  44
         7.3      No Adverse Litigation..........................................................................  44
         7.4      Opinion of Counsel.............................................................................  45
         7.5      Employment Agreements..........................................................................  45
         7.6      Lease Agreement................................................................................  45
         7.7      Registration Rights............................................................................  46

ARTICLE VIII

         INDEMNIFICATION.........................................................................................  46
         8.1      Agreement by the HouTex Shareholders to Indemnify..............................................  46
         8.2      Agreement by the MTLM Companies to Indemnify...................................................  48
         8.3      Conditions of Indemnification..................................................................  49
         8.4      Held Back Shares and Rights of Setoff to Secure the
                  HouTex Shareholders' Indemnification Obligation................................................  50
         8.5      Adjustment to Merger Consideration.............................................................  52

ARTICLE IX

         SECURITIES LAW MATTERS
         9.1      Disposition of Shares..........................................................................  52
         9.2      Legend.........................................................................................  53
         9.3      Registration Rights............................................................................  53

ARTICLE X

         DEFINITIONS.............................................................................................  53
         10.1     Defined Terms..................................................................................  53
         10.2     Other Definitional Provisions..................................................................  55

ARTICLE XI

         TERMINATION, AMENDMENT AND WAIVER.......................................................................  56
         11.1     Termination....................................................................................  56
         11.2     Effect of Termination..........................................................................  56

ARTICLE XII

         GENERAL PROVISIONS......................................................................................  56
         12.1     Notices........................................................................................  56
         12.2     Entire  Agreement..............................................................................  57
         12.3     Expenses.......................................................................................  58
         12.4     Amendment; Waiver..............................................................................  58
         12.5     Binding Effect; Assignment.....................................................................  58
         12.6     Counterparts...................................................................................  58
         12.7     Interpretation.................................................................................  58
         12.8     Governing Law; Interpretation..................................................................  58
         12.9     Arm's Length Negotiations......................................................................  59
         12.10    Facsimile Signatures...........................................................................  59

ARTICLE XIII

         POST CLOSING COVENANTS OF MTLM..........................................................................  60
         13.1     Post Closing Covenants of MTLM.................................................................  60
         13.2     Covenant Regarding Financial Statements........................................................  61

EXHIBITS

Exhibit A -- Plan of Merger

Exhibit B-1 -- Form of Five Year Warrants

Exhibit B-2 -- Form of Limited Warrants

Exhibit B-3 -- Form of Melnik Notes

Exhibit B-4 -- Form of Clend Note

Exhibit B-5 -- Form of Stock Pledge and Security Agreement

Exhibit B-6 -- Form of Escrow Agreement

Exhibit C -- Form of Employment Agreement (Mike Melnik)

Exhibit D -- Form of Employment Agreement (Sol Melnik)

Exhibit E -- Legal Description of Harris County Texas Real Property

Exhibit F -- Adjustments to GAAP to Determine Postclosing Minimum Net Income

Exhibit G -- Form of Registration Rights Agreement

Exhibit H -- Extraneous Assets

Exhibit I -- Form of Lease Agreement (with Purchase Option)

Exhibit J -- Price Waterhouse Letter

                                MERGER AGREEMENT

         This Merger Agreement (this "Agreement") is entered into as of December 10, 1996, by and among METAL MANAGEMENT, INC., a Delaware corporation ("MTLM"); MTLM MERGER, INC., a Texas corporation and wholly-owned subsidiary of MTLM (the "MTLM Merger Sub", and together with MTLM, the "MTLM Companies"); HOUTEX METALS COMPANY, INC., a Texas corporation, ("HouTex"), MIKE MELNIK,, and ZALMAN (SOL) MELNIK, and CLEND INVESTMENT HOLDINGS LTD., a British Virgin Islands corporation, who or which constitute all of the shareholders of HouTex (collectively, the "HouTex Shareholders"). Certain other capitalized terms used herein are defined in Article X or elsewhere throughout this Agreement.

                                    RECITALS

         The Boards of Directors of the MTLM Companies and HouTex have determined that it is in the best interests of their respective shareholders for MTLM to acquire HouTex upon the terms and subject to the conditions set forth in this Agreement. In order to effectuate the transaction, MTLM has organized MTLM Merger Sub as a wholly-owned subsidiary, and the parties have agreed, subject to the terms and conditions set forth in this Agreement, to merge MTLM Merger Sub with and into HouTex with HouTex as the surviving corporation, so that each of the HouTex Shareholders will be issued certain shares of common stock of MTLM.

                               TERMS OF AGREEMENT

         In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), and pursuant to the terms and conditions set forth in the Plan of Merger and Reorganization annexed hereto as Exhibit A (the "Plan of Merger"), MTLM Merger Sub will be merged into and with HouTex. The terms and conditions of the Plan of Merger are incorporated herein by reference as if fully set forth herein. As a result of the Merger, the separate corporate existence of MTLM Merger Sub shall cease and HouTex shall continue as the surviving corporation and wholly-owned subsidiary of MTLM.

         1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the consummation of the purchase and Merger (the "Closing") shall take place as promptly as practicable (and in any event within five (5) business days) after satisfaction or waiver of the conditions set forth in Articles VI and VII, at the offices of Chamberlain, Hrdlicka, White, Williams & Martin, 1200 Smith Street, Suite 1400, Houston, Texas 77002, or such other place as the parties may otherwise agree. The parties will attempt to perform all of their respective obligations hereunder so that Closing may occur on or before December 6, 1996; but in no event may Closing occur later than December 31, 1996, unless all parties have agreed in writing to a later date.

         1.3 PLAN OF MERGER. At the Closing, MTLM shall deliver to the HouTex Shareholders (a) an aggregate of Four Hundred Seventy-Five Thousand (475,000) shares of common stock, $0.01 par value per share (the "Share Consideration"), of MTLM ("MTLM Common Stock"); (b) warrants of MTLM which entitle the holders to purchase One Hundred Thousand (100,000) shares of MTLM for a period of five (5) years at a price to be set at Closing as provided in Section 1.5 hereof, in the form attached hereto as Exhibit "B-1" (the "Five Year Warrants"); (c) warrants of MTLM which entitle the holders to purchase One Hundred Fifty Thousand (150,000) shares of MTLM for a limited period of up to five(5) years at a price to be set at Closing as provided in Section 1.5 hereof in the form attached hereto as Exhibit "B-2" (the "Limited Warrants"); (d) Five Hundred Thousand Dollars ($500,000.00) in cash or immediately available funds (the "Cash Consideration"); (e) two promissory notes in the form attached hereto as Exhibit "B-3" payable to Mike and Sol Melnik (the "Melnik Notes") in the aggregate amount of One Million Four Hundred Thousand Dollars ($1,405,268.00) allocated between Mike and Sol Melnik as set forth below and secured by a Stock Pledge and Security Agreement in the form attached hereto as Exhibit "B-5" with related Escrow Agreement in the form of Exhibit B-6 attached hereto (collectively the "Stock Pledge Agreement"); and (f) a promissory note in the form attached hereto as Exhibit "B-4" payable to Clend Investment Holdings Limited (the "Clend Note") in the amount of Five Million Five Hundred Thousand Dollars ($5,500,000.00) which will also be secured by the Stock Pledge Agreement all in exchange for all the issued and outstanding shares of capital stock of HouTex. The above referenced purchase price shall be allocated (subject to adjustments) among the HouTex Shareholders as follows:

                                       Held Back
              MTLM Common Stock          Shares          Five Year     Limited          Cash
            Delivered at Closing    Under Section 1.9     Warrants     Warrants     Consideration   Melnik Notes    Clend Note
            --------------------    -----------------    ---------     --------     -------------          -----    ----------
Mike Melnik        27,077                32,212                         87,000        $435,000        $ 960,055             --

Sol Melnik         19,590                23,343                         63,000         315,000          695,213             --

Clend
Investments       372,778                    --           100,000           --              --               --      $5,000,000
                  -------                ------           -------      -------        --------       ----------      ----------
Totals            419,445                55,555           100,000      150,000        $750,000       $1,655,268      $5,000,000
                  =======                ======           =======      =======        ========       ==========      ==========


The Share Consideration, the Warrants, the Cash Consideration, the Melnik Notes and the Clend Note, as adjusted in accordance with this Agreement, shall be collectively referred to as the "Merger Consideration".

         1.4      POST CLOSING ADJUSTMENT TO MERGER CONSIDERATION.

                  (a) Within 30 days after the Closing Date, MTLM will prepare and deliver to the HouTex Shareholders a draft balance sheet (the "Closing Date Balance Sheet") for HouTex as of the opening of business on the Closing Date. MTLM will prepare the Draft Closing Date Balance Sheet in accordance with GAAP. If the HouTex Shareholders have any objections to the Draft Closing Date Balance Sheet, they will deliver a detailed written statement describing their objections to MTLM within 15 days after receiving the Draft Closing Date Balance Sheet. MTLM and the HouTex Shareholders will use reasonable efforts to resolve any such objections themselves. However, if MTLM and the HouTex Shareholders do not obtain a final resolution within 10 days after MTLM has received the written statement of objections from the HouTex Shareholders, MTLM and the HouTex Shareholders will select an accounting firm, mutually acceptable to them to resolve any remaining objections. If MTLM and the HouTex Shareholders are unable to agree on the choice of an accounting firm, they will select a "Big Six" accounting firm by lot (after excluding their respective outside accounting firms). The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties. MTLM will revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.4. The "Closing Date Balance Sheet" shall mean the Draft Closing Date Balance Sheet together with any revisions thereto pursuant to this Section 1.4. In the event the parties submit any unresolved objections to an accounting firm for resolution as provided in this Section 1.4, MTLM and the HouTex Shareholders will share equally the responsibility for the fees and expenses of the accounting firm selected. MTLM will make the work papers and back-up materials used in preparing the Draft Closing Date Balance Sheet, and the books and records of HouTex, available to the HouTex Shareholders and their accountants and representatives at reasonable times upon reasonable notice at any time during (i) the preparation of the Draft Closing Date Balance Sheet by MTLM; (ii) the review by the HouTex Shareholders of the Draft Closing Date Balance Sheet, and (iii) the resolution by the parties of any objections thereto.

                  (b) Pursuant to Section 5.15 hereof, the HouTex Shareholders have covenanted that HouTex shall have an after tax net income determined in accordance with Section 5.15 for the twelve month period ending on the Minimum Net Income Determination Date (as defined in
         Section 5.15) of not less than the Minimum Net Income (as defined in
         Section 5.15). In the event the actual after tax net income of HouTex determined in accordance with Section 5.15 for the twelve month period ending on the Minimum Net Income Determination Date is less than the Minimum Net Income, the HouTex Shareholders will pay MTLM an amount equal to such deficiency (plus interest thereon at the Applicable Rate) by the wire transfer or delivery of other immediately available funds within three (3) business days after notification by MTLM in writing of the actual after tax net income of HouTex determined in accordance with
         Section 5.15 for the twelve (12) month period ending on the Minimum Net Income Determination Date. MTLM shall have the option of recouping all or any part of any amount the HouTex Shareholders owe MTLM pursuant to this 1.4 (b) by notifying the HouTex Shareholders that MTLM is reducing (in accordance with Article VIII) pro rata the Held Back Shares or setting off such amount owed by the HouTex Shareholders against: (a) amounts due to Mike and Sol Melnik or any entity which they form to hold title to the Japhet Property (as such property is defined in Section 5.14 hereof), or their or its respective successors in interest under the Lease (such person, persons or entity being hereafter referred to as the "Lessor"), or (b) amounts due under the Melnik Notes, or (c) amounts due under the Clend Note. Any dispute arising between MTLM and the HouTex Shareholders with regard to the accuracy of MTLM's determination of HouTex's actual net income determined in accordance with Section 5.15 hereof for the period ending on the Minimum Net Income Determination Date shall be resolved in the same manner as a dispute arising under Section 1.4 (a) hereof.

         1.5 DETERMINATION OF EXERCISE PRICE FOR WARRANTS. The exercise price per share for the Five Year Warrants and Limited Warrants shall be fixed at Closing in an amount equal to the average of the closing bid and asked prices (the "Closing Stock Price") of MTLM's common stock on the Nasdaq National Market System on the last business day preceding the Closing Date.

         1.6      [INTENTIONALLY OMITTED].

         1.7 FILING OF ARTICLES OF MERGER. At the time of the Closing, the parties shall cause the Merger to be consummated by filing duly executed Articles of Merger (with the Plan of Merger annexed thereto) with the Secretary of State of the State of Texas, in such form attached hereto as Exhibit "A" with such modifications, if any, as MTLM determines are required by the relevant provisions of the Texas Business Corporation Act (the "Act") (the date and time of such filing is referred to herein as the "Effective Date" or "Effective Time").

         1.8 ISSUANCE OF MTLM SHARES. At the Effective Time, by virtue of the Merger and without any further action on the part of the parties hereto, MTLM shall issue to the HouTex Shareholders duly executed certificates, in valid form registered in each such Shareholder's name, evidencing that number of shares of MTLM Common Stock determined, to the nearest whole share, in accordance with the Plan of Merger. Any HouTex Shareholders who wish to have their allocable shares of MTLM Common Stock issued in multiple certificates shall deliver a certificate to MTLM at least 10 days prior to Closing pursuant to this Section 1.8 setting forth the manner in which they wish to have their share certificates issued.

         1.9 DELIVERY OF CERTIFICATES; HELD BACK SHARES. At the Closing, the HouTex Shareholders shall deliver the certificates representing all of the issued and outstanding shares of capital stock of HouTex to MTLM for cancellation, and MTLM shall deliver the certificates representing the shares of MTLM Common Stock issued pursuant to Section 1.8 in the following manner: (i) MTLM shall deliver to each holder one or more certificates evidencing the Adjusted Share Consideration (less the Held Back Shares) of MTLM Common Stock (rounded to the nearest whole share), and (ii) MTLM shall set aside and hold in accordance with Article VIII certificates evidencing a number of Shares of MTLM Common Stock equal in Section 1.3 under the column headed "Held Back Shares under Section 1.9" (the "Held Back

                  [remainder of page intentionally left blank]

Shares"). The shares of MTLM Common Stock, including the Held Back Shares, issuable by MTLM in the Merger are sometimes referred to herein as the "MTLM Shares". At the Closing, MTLM shall also deliver the cash portion of the Merger Consideration, the Five Year Warrants, the Limited Warrants, the Melnik Notes and the Clend Note.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

                              OF THE MTLM COMPANIES

         As a material inducement to each of the HouTex Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, MTLM makes the following representations and warranties to the HouTex Shareholders.

         2.1 CORPORATE STATUS. MTLM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The MTLM Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The MTLM Merger Sub is a wholly-owned subsidiary of MTLM.

         2.2 CORPORATE POWER AND AUTHORITY. Each of the MTLM Companies has the corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. Each of the MTLM Companies will take all action necessary to authorize its execution and delivery of this Agreement, the performance of its respective obligations hereunder and the consummation of the transactions contemplated hereby.

         2.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by each of the MTLM Companies and constitutes a legal, valid and binding obligation of each of the MTLM Companies, enforceable against each of the MTLM Companies in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         2.4 MTLM COMMON STOCK. Upon consummation of the Mergers and the issuance and delivery of certificates representing the MTLM Shares to the HouTex Shareholders, the MTLM Shares will be validly issued, fully paid and non-assessable shares of MTLM Common Stock.

         2.5 NO COMMISSIONS. None of the MTLM Companies has incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

         2.6 CAPITALIZATION. The authorized capital stock of MTLM consists of 42,000,000 shares, 40,000,000 of which are shares of MTLM Common Stock and 2,000,000 of which are Preferred Stock. As of the date hereof, 8,922,000 shares of MTLM Common Stock are validly issued and outstanding, fully paid, and non-assessable and there are no outstanding shares of Preferred Stock. Not more than 2,400,000 shares of MTLM Common Stock have been reserved for issuance as of the date hereof pursuant to various stock option plans, warrants, and pending contracts for business acquisitions, and no other shares of MTLM Common Stock or Preferred Stock, or any rights options, warrants, convertible securities, subscription rights or other agreements or commitments of any kind obligating MTLM to issue or sell any other shares of MTLM Common Stock or Preferred Stock, are outstanding or have been authorized, as of the date hereof. All issued and outstanding shares of capital stock of the MTLM Merger Sub are owned beneficially and of record by MTLM. No other shares of capital stock of the MTLM Merger Sub or any rights, options, warrants, convertible securities, subscription rights or other agreements or commitments of any kind obligating any of the MTLM Merger Sub to issue or sell other such shares are outstanding or have been authorized.

         2.7 SEC REPORTS AND NASDAQ COMPLIANCE. Since at least January 1, 1995, MTLM has made all filings (the "SEC Reports") required to be made by it under the Securities Act, the Exchange Act and the securities laws of any state, and any rules and regulations promulgated thereunder and pursuant to any requirements of law. The SEC Reports, when filed, complied in all material respects with all applicable requirements of the Securities Act , the Exchange Act and other requirements of law. To the knowledge of MTLM, none of the SEC Reports, at the time of filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they were made. MTLM has, or will, deliver or make accessible to the HouTex Shareholders true, accurate and complete copies of the SEC Reports, as amended, which were filed with the SEC since January 1, 1995, and as in effect as of the date hereof. MTLM has taken all necessary actions to ensure its continued inclusion in, and the continued eligibility of the MTLM Common Stock for trading on the Nasdaq Stock Market under all currently effective and currently proposed inclusion requirements.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                             THE HOUTEX SHAREHOLDERS

         As a material inducement to each of the MTLM Companies to enter into this Agreement and to consummate the transactions contemplated hereby, each of the HouTex Shareholders, jointly and severally, makes the following representations and warranties to the MTLM Companies:

         3.1 CORPORATE STATUS. HouTex is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. HouTex is legally qualified to transact business as a foreign corporation in all jurisdictions where the nature of its properties and the conduct of its business requires such qualification (all of which jurisdictions are listed on Schedule 3.1) and is in good standing in each of the jurisdictions in which it is so qualified. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of HouTex.

         3.2 POWER AND AUTHORITY. HouTex and the HouTex Shareholders each have the power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. HouTex, and the HouTex Shareholders will each take all action necessary to authorize the execution and delivery of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby. Each of the HouTex Shareholders is an individual residing in the State of Texas, except for Clend Investments Holdings Ltd. which is a corporation organized under the laws of the British Virgin Islands. Each HouTex Shareholder has the requisite competence and authority to execute and deliver this Agreement, to perform his, her, or its respective obligations hereunder and to consummate the transactions contemplated hereby.

         3.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by HouTex and the HouTex Shareholders, and constitutes the legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

         3.4 CAPITALIZATION. Schedule 3.4 sets forth, with respect to HouTex,
(a) the number of authorized shares of each class of its capital stock, (b) the number of issued and outstanding shares of each class of its capital stock, and (c) the number of shares of each class of its capital stock which are held in treasury. All of the issued and outstanding shares of capital stock of HouTex (a) have been duly authorized and validly issued and are fully paid and non-assessable, (b) were issued in compliance with all applicable state and federal securities laws, and
(c) were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the shares of capital stock of HouTex, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require HouTex to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to HouTex. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of HouTex. HouTex is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

         3.5 SHAREHOLDERS OF THE COMPANY. Schedule 3.5 sets forth, with respect to HouTex, (a) the name, address and federal taxpayer identification number of, and the number of outstanding shares of each class of its capital stock owned by, each shareholder of record as of the close of business on the date of this Agreement; and (b) the name, address and federal taxpayer identification number of, and number of shares of each class of its capital stock beneficially owned by, each beneficial owner of outstanding shares of capital stock (to the extent that record and beneficial ownership of any such shares are different). The HouTex Shareholders constitute all of the holders of all issued and outstanding shares of capital stock of HouTex, and each of the HouTex Shareholders owns such shares as is set forth on Schedule 3.5, free and clear of all Liens, restrictions and claims of any kind, except as set forth on Schedule 3.5, and all Liens noted on Schedule 3.5 shall be released at or prior to the Closing (other than as is specifically disclosed on Schedule 3.5).

         3.6 NO VIOLATION. Except as set forth on Schedule 3.6, the execution and delivery of this Agreement by HouTex and the HouTex Shareholders, the performance by them of their respective obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not
(i) contravene any provision of the articles of incorporation or bylaws of HouTex, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against HouTex or any of the HouTex Shareholders; (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against HouTex or any of the HouTex Shareholders, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of HouTex, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except to the extent of filings necessary to consummate the Merger or to the extent failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not result in a Material Adverse Effect, or would not preclude the Merger from being consummated in accordance with this Agreement.

         3.7 RECORDS OF THE COMPANY. The copies of the articles of incorporation and bylaws of HouTex which were provided to MTLM are true, accurate and complete and reflect all amendments made through the date of this Agreement. The minute books for HouTex contain an accurate record of all material corporate actions of the shareholders and directors (and any committees thereof) of HouTex taken since incorporation. All material corporate actions taken by HouTex have been duly authorized or ratified. The stock ledgers of HouTex contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of the HouTex.

         3.8 SUBSIDIARIES. Except as set forth on Schedule 3.8, HouTex does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity. HouTex has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, arising from its interest in the entities set forth on Schedule 3.8, except as may be disclosed on Schedule 3.8.

         3.9 FINANCIAL STATEMENTS. The HouTex Shareholders have delivered to MTLM the financial statements as of September 30, 1993, September 30, 1994, September 30, 1995, and for the period ending June 30, 1996, including the notes, if any, thereto, (collectively, the "Financial Statements"), copies of which are attached to Schedule 3.9 hereto. The balance sheet dated as of June 30, 1996 included in the Financial Statements is referred to herein as the "Current Balance Sheet". Except as disclosed in Schedule 3.9, the Financial Statements fairly present the financial position of HouTex at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The books and records of HouTex fully and fairly reflect its transactions, properties, assets and liabilities. There are no material special or non-recurring items of income or expense during the periods covered by the Financial Statements, and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

         3.10 CHANGES SINCE THE CURRENT BALANCE SHEET DATE. Except as disclosed in Schedule 3.10, and except as contemplated by Section 6.16 hereof, between the date of the Current Balance Sheet and the date hereof HouTex has not (i) issued any capital stock or other securities; (ii) made any distribution of or with respect to its capital stock or other securities or purchased or redeemed any of its securities; (iii) paid any bonus to or increased the rate of compensation of any of its officers or salaried employees or amended any other terms of employment of such persons; (iv) sold, leased or transferred any of its properties or assets other than in the ordinary course of business consistent with past practice; (v) made or obligated itself to make capital expenditures out of the ordinary course of business consistent with past practice; (vi) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (vii) incurred any obligations or liabilities (including any indebtedness) or entered into any transaction or series of transactions involving in excess of $10,000 in the aggregate out of the ordinary course of business, except for this Agreement and the transactions contemplated hereby; (viii) suffered any theft, damage, destruction or casualty loss, not covered by insurance and for which a timely claim was filed, in excess of $10,000 in the aggregate; (ix) suffered any extraordinary losses (whether or not covered by insurance); (x) waived, cancelled, compromised or released any rights having a value in excess of $10,000 in the aggregate; (xi) made or adopted any change in its accounting practice or policies; (xii) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (xiii) entered into any transaction with any Affiliate other than intercompany transactions in the ordinary course of business consistent with past practice;
(xiv) entered into any employment agreement; (xv) terminated, amended or modified any agreement involving an amount in excess of $10,000; (xvi) imposed any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice; (xvii) delayed paying any accounts payable which is due and payable except to the extent being contested in good faith; (xviii) made or pledged any charitable contribution other than in the ordinary course of business consistent with past practice;
(xix) entered into any other transaction or been subject to any event which has or may have a Material Adverse Effect on HouTex; or (xx) agreed to do or authorized any of the foregoing.

         3.11 LIABILITIES OF THE COMPANY. Except as set forth on Schedule 3.11, HouTex does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (a) to the extent reflected or taken into account in the Current Balance Sheet and not heretofore paid or discharged, (b) to the extent specifically set forth in or incorporated by express reference in any of the Schedules attached hereto, (c) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (d) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate, and (e) liabilities incurred in the ordinary course of business prior to the date of the Current Balance Sheet which, in accordance with GAAP consistently applied, were not recorded thereon.

         3.12 LITIGATION. Except as set forth on Schedule 3.12, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending, overtly threatened, or to the knowledge of the HouTex Shareholders anticipated or contemplated against, by or affecting HouTex or any of its properties or assets, or the HouTex Shareholders, or which question the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which HouTex is or was a party which have not been complied with in full or which continue to impose any material obligations on HouTex.

         3.13 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.13:

              (a) HouTex is and has at all times been in material compliance with all Environmental, Health and Safety Laws (as defined herein) governing its business, operations, properties and assets, including, without limitation, Environmental, Health and Safety Laws with respect to discharges into the ground water, surface water and soil, emissions into the ambient air, and generation, accumulation, storage, treatment, transportation, transfer, labeling, handling, manufacturing, use, spilling, leaking, dumping, discharging, release or disposal of Hazardous Substances (as defined herein), or other Waste (as described herein). HouTex is not currently liable for any penalties, fines or forfeitures for failure to comply with any Environmental, Health and Safety Laws. HouTex is in material compliance with all notice, record keeping and reporting requirements of all Environmental, Health and Safety Laws, and has complied with all informational requests or demands arising under the Environmental, Health and Safety Laws.

              (b) HouTex has obtained, or caused to be obtained, and is in material compliance with, all licenses, certificates, permits, approvals and registrations (collectively "Licenses") required by the Environmental, Health and Safety Laws for the ownership of its properties and assets and the operation of its business as presently conducted, including, without limitation, all air emission, water discharge, water use and solid waste, hazardous waste and other Waste generation, transportation, transfer, storage, treatment or disposal

Licenses, and HouTex is in full compliance with all the terms, conditions and requirements of such Licenses, and copies of such Licenses have been provided to MTLM. There are no administrative or judicial investigations, notices, claims or other proceedings pending or overtly threatened, or to the knowledge of the HouTex Shareholders anticipated or contemplated by any Governmental Authority or third parties against HouTex, its businesses, operations, properties, or assets, which question the validity or entitlement of HouTex to any License required by the Environmental, Health and Safety Laws for the ownership of each of the properties and assets of HouTex and the operation of its business or wherein an unfavorable decision, ruling or finding could have a Material Adverse Effect on HouTex, or which would impose any liability upon the MTLM Companies in the event that the merger contemplated by this Agreement closes.

              (c) HouTex has not received and is not aware of any non-compliance order, warning letter, notice of violation, claim, suit, action, judgment, or administrative or judicial proceeding pending against or involving HouTex, its business, operations, properties, or assets, issued by any Governmental Authority or third party with respect to any Environmental, Health and Safety Laws in connection with the ownership by HouTex of its properties or assets or the operation of its business, which has not been resolved to the satisfaction of the issuing Governmental Authority or third party in a manner that would not impose any obligation, burden or continuing liability on the MTLM Companies in the event that the merger contemplated by this Agreement closes, or which could have a Material Adverse Effect on HouTex.

              (d) HouTex is in material compliance with, and is not in breach of or default under any applicable writ, order, judgment, injunction, governmental communication or decree issued pursuant to the Environmental, Health and Safety Laws and no event has occurred or is continuing which, with the passage of time or the giving of notice or both, would constitute such non-compliance, breach or default thereunder, or affect the Owned Properties or Leased Premises.

              (e) Except as permitted by all Environmental, Health and Safety Laws, HouTex has not generated, manufactured, used, transported, transferred, stored, handled, treated, spilled, leaked, dumped, discharged, released or disposed, nor has it allowed or arranged for any third parties to generate, manufacture, use, transport, transfer, store, handle, treat, spill, leak, dump, discharge, release or dispose of, Hazardous Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such generation, manufacture, use, transportation, transfer, storage, treatment, spillage, leakage, dumping, discharge, release or disposal in contravention of any Environmental, Health and Safety Laws. HouTex has not generated, manufactured, used, stored, handled, treated, spilled, leaked, dumped, discharged, released or disposed of, or allowed or arranged for any third parties to generate, manufacture, use, store, handle, treat, spill, leak, dump, discharge, release or dispose of, Hazardous Substances or other waste upon property owned or leased by it, except as permitted by law. For purposes of this Section 3.13, the term "Hazardous Substances" shall be construed broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental, Health and Safety Laws or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Health and Safety Laws, including, without limitation, the United States Department of Transportation Table (49 CFR 172, 101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and any amendments thereto; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. Section 9601, et seq. (hereinafter collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq. (hereinafter, collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C.
Section 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. Section 1311, et seq.; the Clean Air Act, as amended (42 U.S.C. Section 7401-7642); Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. Section 136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. Section 11001, et seq. (Title III of SARA) ("EPCRA"); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651, et seq. ("OSHA"); any similar state statute, or any future amendments to, or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, or which has been or shall be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree. For purposes of this Section 3.13, the term "Waste" shall be construed broadly to include agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, recyclable materials, sludge, solid wastes, special wastes, used oils, white goods, and yard trash.

              (f) HouTex has not caused, or allowed to be caused or permitted, either by action or inaction, a Release or Discharge, or threatened Release or Discharge, of any Hazardous Substance on, into or beneath the surface of any parcel of the Owned Properties or the Leased Premises. There has not occurred, nor is there presently occurring, a Release or Discharge, or threatened Release or Discharge, of any Hazardous Substance on, into or beneath the surface of any parcel of the Owned Properties or the Leased Premises. For purposes of this Section, the terms "Release" and "Discharge" shall have the meanings given them in the Environmental, Health and Safety Laws.

              (g) HouTex has not generated, handled, manufactured, treated, stored, used, shipped, transported, transferred, or disposed of, nor has it allowed or arranged, by contract, agreement or otherwise, for any third parties to generate, handle, manufacture, treat, store, use, ship, transport, transfer or dispose of, any Hazardous Substance or other Waste to or at a site which, pursuant to CERCLA or any similar state law (i) has been placed on the National Priorities List or its state equivalent; or (ii) the Environmental Protection Agency or the relevant state agency has notified HouTex that it has proposed or is proposing to place on the National Priorities List or its state equivalent. Neither HouTex nor the HouTex Shareholders has received notice, and neither HouTex nor the HouTex Shareholders have knowledge of any facts which could give rise to any notice, that HouTex is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA, RCRA or any other applicable Environmental Health and Safety Laws. HouTex has not submitted nor was required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the Leased Premises or the Owned Properties. HouTex has not received any written or oral request for information in connection with any federal or state environmental cleanup site, or in connection with any of the real property or premises where HouTex has transported, transferred or disposed of other Wastes. HouTex has not been required to and has not undertaken any response or remedial actions or clean-up actions of any kind at the request of any Governmental Authorities or at the request of any other third party. HouTex has no liability under any Environmental, Health and Safety Laws for personal injury, property damage, natural resource damage, or clean up obligations.

              (h) HouTex does not use, nor has it used, any Aboveground Storage Tanks or Underground Storage Tanks, and there are not now nor have there ever been any Aboveground Storage Tanks or Underground Storage Tanks on the Leased or Owned Properties. For purposes of this Section 3.13, the terms "Aboveground Storage Tanks" and "Underground Storage Tanks" shall have the meanings given them in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks or Underground Storage Tanks.

              (i) Schedule 3.13 identifies, regardless of their materiality, (i) all environmental audits, assessments or occupational health studies undertaken by HouTex or its agents or, to the knowledge of HouTex or the HouTex Shareholders, undertaken by any Governmental Authority, or any third party, relating to or affecting HouTex or any of the

Leased Premises or the Owned Properties; (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken by HouTex or its agents or, to the knowledge of HouTex or the HouTex Shareholders, undertaken by any Governmental Authority or any third party, relating to or affecting HouTex or any of the Leased Premises or the Owned Properties; (iii) all written communications between HouTex and any Governmental Authority arising under or related to Environmental, Health and Safety Laws; and (iv) all citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting either of HouTex or any of the Leased Premises or the Owned Properties.

              (j) Schedule 3.13 contains a list of the assets of HouTex which contain "asbestos" or "asbestos-containing material" (as such terms are identified under the Environmental, Health and Safety Laws). Schedule 3.13 also identifies (i) the degree of friability of all existing asbestos and asbestos-containing material and (ii) all actions taken by HouTex, directly or indirectly, or by any of their agents, employees, representatives or contractors with respect to asbestos or asbestos-containing materials, including but not limited to all methods and manner of abatement, removal, containment, encapsulation, repair, maintenance, renovation, demolition, salvage, installation, storage, transportation, disposal, monitoring, spill/emergency clean-up, protective health and safety measures and training of personnel (whether employees or independent contractors or otherwise). Except as set forth in Schedule 3.13, HouTex has operated and continues to operate in compliance with all Environmental, Health & Safety Laws governing the handling, use and exposure to and disposal of asbestos or asbestos-containing materials. Except as set forth in Schedule 3.13, there are no claims, actions, suits, governmental investigations or proceedings before any Governmental Authority or third party pending, or threatened against or directly affecting HouTex, or any of its assets or operations relating to the use, handling or exposure to and disposal of asbestos or asbestos-containing materials in connection with their assets and operations.

              (k) As used in this Agreement, "Environmental, Health and Safety Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, whether currently in existence or hereafter enacted or promulgated, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation, RCRA, CERCLA, the Hazardous

Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA and OSHA.

              (l) Schedule 3.13 identifies the operations and activities, and locations thereof, which have been conducted and are being conducted by HouTex on any of the Owned Properties or the Leased Premises which have involved the generation, accumulation, storage, treatment, transportation, labeling, handling, manufacturing, use, spilling, leaking, dumping, discharging, release or disposal of Hazardous Substances.

              (m) Schedule 3.13 identifies the locations to which the Company has transferred, transported, hauled, moved, or disposed of Waste over the past five (5) years and the types and volumes of Waste transferred, transported, hauled, moved, or disposed of to each such location.

              (n) As used in this Section 3.13, the term "HouTex" is deemed to refer to HouTex, any of its subsidiaries, predecessors, Affiliates, successors or assigns, and shall specifically include any affiliated person, persons or entity which owns real property leased, occupied, or used by HouTex.

         3.14 REAL ESTATE.

              (a) HouTex does not own any real property or any interest therein except as set forth on Schedule 3.14(a) (the "Owned Properties"), which Schedule sets forth the location and size of, and principal improvements and buildings on, the Owned Properties. Except as set forth on Schedule 3.14(a), with respect to each such parcel of Owned Property:

                  (i) HouTex has good and indefeasible title to the parcel of Owned Property, free and clear of any Lien other than (x) liens for real estate taxes not yet due and payable; (y) recorded easements, covenants, and other restrictions which do not impair the current use, occupancy or value of the property subject thereto, and (z) encumbrances and restrictions described in the title insurance policies listed on Schedule 3.14(a), all of which policies have been previously delivered to MTLM.

                  (ii) there are no pending or, threatened condemnation proceedings, suits or administrative actions relating to the Owned Properties or other matters affecting adversely the current use, occupancy or value thereof;

                  (iii) the legal descriptions for the parcels of Owned Property contained in the deeds thereof describe such parcels fully and adequately; the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), building code requirements, permits, licenses or other forms of approval by any Governmental Authority, and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and the Owned Properties are not located within any flood plain (such that a mortgagee would require a mortgagor to obtain flood insurance) or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                  (iv) all facilities have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, ordinances, rules and regulations;

                  (v) there are no Contracts granting to any party or parties the right of use or occupancy of any portion of the parcels of Owned Property, except as set forth on Schedule 3.14(a);

                  (vi) except as may be contemplated by the Lease, there are no outstanding options or rights of first refusal to purchase the parcels of Owned Property, or any portion thereof or interest therein;

                  (vii) there are no parties (other than HouTex and its subsidiaries) in possession of the parcels of Owned Property, other than tenants under any leases disclosed in Schedule 3.14(a) who are in possession of space to which they are entitled;

                  (viii) all facilities located on the parcels of Owned Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules and regulations, and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcels of Owned Property;

                  (ix) each parcel of Owned Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of Owned Property; access to the property is provided by paved public right-of-way with adequate curb cuts available; and there is no pending or threatened termination of the foregoing access rights;

                  (x) All improvements and buildings on the Owned Property are in good repair and are safe for occupancy and use, free from termites or other wood-destroying organisms; the roofs thereof are watertight; and the structural components and systems (including plumbing, electrical, air conditioning/heating, and sprinklers) are in good working order and adequate for the use of such Owned Property in the manner in which presently used; and

                  (xi) there are no service contracts, management agreements or similar agreements which affect the parcels of Owned Property, except as set forth on Schedule 3.14(a).

         (b) Schedule 3.14(b) sets forth a list of all leases, licenses or similar agreements ("Leases") to which HouTex is a party (copies of which have previously been furnished to MTLM), in each case, setting forth (A) the lessor and lessee thereof and the date and term of each of the Leases, (B) the legal description, including street address, of each property covered thereby, and (C) a brief description (including size and function) of the principal improvements and buildings thereon (the "Leased Premises"), all of which are within the property set-back and building lines of the respective property. The Leases are in full force and effect and have not been amended except as set forth on
Schedule 3.14(b), and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. There is no breach or anticipated breach by any other party to such Leases. Except as set forth on Schedule 3.14(b), with respect to each such Leased Premises:

                  (i) HouTex has valid leasehold interests in the Leased Premises, free and clear of any Liens, covenants and easements or title defects of any nature whatsoever;

                  (ii) The portions of the buildings located on the Leased Premises that are used in the business of HouTex are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy

         HouTex's current and reasonably anticipated normal business activities as conducted thereat;

                  (iii) Each of the Leased Premises (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of HouTex's business as presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at such parcel; and

                  (iv) HouTex has not received notice of (a) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto, and no such proceeding is contemplated by any Governmental Authority; or (b) any special assessment which may affect any of the Leased Premises, and no such special assessment is contemplated by any Governmental Authority.

         3.15 GOOD TITLE TO AND CONDITION OF ASSETS. Except as set forth in
Schedule 3.15:

              (a) HouTex has good and marketable title to all of its Assets (as hereinafter defined), free and clear of any Liens or restrictions on use. For purposes of this Agreement, the term "Assets" means all of the properties and assets of HouTex, other than the Owned Properties and the Leased Premises, whether personal or mixed, tangible or intangible, wherever located.

              (b) The Fixed Assets (as hereinafter defined) currently in use or necessary for the business and operations of HouTex are in good operating condition, normal wear and tear excepted, and have been maintained materially in accordance with sound industry practices. For purposes of this Agreement, the term "Fixed Assets" means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures used by or located on the premises of HouTex or set forth on the Current Balance Sheet or acquired by HouTex since the date of the Current Balance Sheet. Schedule 3.15 lists the vehicles owned, leased or used by HouTex, setting forth the make, model, description of body and chassis, vehicle identification number, and year of manufacture, and for each vehicle, whether it is owned or leased, and if owned, the name of any lienholder and the amount of the lien, and if leased, the name of the lessor and the general terms of the lease, and, whether owned or leased, if it is used to transport, transfer, handle, dispose or haul Waste materials.

         3.16 COMPLIANCE WITH LAWS. Except as set forth on Schedule 3.16:

              (a) HouTex is and has been in compliance with all laws, regulations and orders applicable to it, its business and operations (as conducted by it now and in the past), the Assets, the Owned Properties and the Leased Premises and any other properties and assets (in each case owned or used by it now or in the past). HouTex has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or threatened.

              (b) Neither HouTex nor any of its employees or agents, has made any payment of funds in connection with their business which is prohibited by law, and no funds have been set aside to be used in connection with their business for any payment prohibited by law.

              (c) HouTex is and at all times has been in full compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (the "Immigration Act"). With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of HouTex for whom compliance with the Immigration Act as employer is required, HouTex has on file a true, accurate and complete copy of
(i) each Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained by HouTex pursuant to the Immigration Act. HouTex has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or threatened against it, by the Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.

              (d) HouTex is not subject to any Contract, decree or injunction which restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

         3.17 LABOR AND EMPLOYMENT MATTERS. Schedule 3.17 sets forth the name, address, social security number and current rate of compensation of each of the employees of HouTex. HouTex is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of HouTex into one or more collective bargaining units. There is no pending or threatened labor dispute, strike or work stoppage which affects or which may affect the business of HouTex which may interfere with its continued operations. Neither HouTex nor any agent, representative or employee thereof has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or threatened charge or complaint against HouTex by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of HouTex during the 24 months prior to the date hereof. None of the HouTex Shareholders is aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with HouTex as a result of this Agreement or otherwise.
Schedule 3.17 contains detailed information about each contract, agreement or plan of the following nature, whether formal or informal, and whether or not in writing, to which HouTex is a party or under which it has an obligation: (i) employment agreements, (ii) employee handbooks, policy statements and similar plans, (iii) noncompetition agreements, and (iv) consulting agreements. HouTex has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, as amended.

         3.18 EMPLOYEE BENEFIT PLANS.

              (a) Employee Benefit Plans. Schedule 3.18 contains a list setting forth each employee benefit plan or arrangement of HouTex, including but not limited to employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), multi-employer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents, of HouTex participate ("Employee Benefit Plans") (true and accurate copies of which, together with the most recent annual reports on Form 5500 and summary plan descriptions with respect thereto, were furnished to MTLM).

              (b) Compliance with Law. With respect to each Employee Benefit Plan (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no actions, suits, claims or disputes are pending, or threatened; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (v) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vi) no "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code.

              (c) Qualified Plans. With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a) (i) the Internal Revenue Service has issued a favorable determination letter, true and correct copies of which have been furnished to MTLM, that such plans are qualified and exempt from federal income taxes; (ii) no such determination letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its costs; (iii) no such plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code; (v) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the 30-day notice requirement has been waived; and (v) as of the Effective Date, the present value of all liabilities that would be "benefit liabilities" under Section 4001(a)(16) of ERISA if benefits described in Code
Section 411(d)(6)(B) were included will not exceed the then current fair market value of the assets of such plan (determined using the actuarial assumptions used for the most recent actuarial valuation for such plan); (vi) except as disclosed on Schedule 3.18, all contributions to, and payments from and with respect to such plans, which may have been required to be made in accordance with such plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made; (vii) all such contributions to the plans, and all payments under the plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments with respect to the plans (including, without limitation, PBGC and insurance premiums) for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the Current Balance Sheet or are disclosed on Schedule 3.18.

              (d) Multi-employer Plans. With respect to any multi-employer plan, as described in Section 4001(a)(3) of ERISA ("MPPA Plan") (i) all contributions required to be made with respect to employees of HouTex have been timely paid;
(ii) HouTex has not incurred or is expected to incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such plan (whether by reason of the transactions contemplated by the Agreement or otherwise); (iii)
Schedule 3.18 sets forth (A) the withdrawal liability under ERISA to each MPPA Plan, (B) the date as of which such amount was calculated, and (C) the method for determining the withdrawal liability; and (iv) no such plan is (or is expected to be) insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or is expected to exist with respect to any such plan.

              (e) Welfare Plans. Other than as disclosed in Schedule 3.18, (i) HouTex is not obligated under any employee welfare benefit plan as described in
Section 3(1) of ERISA ("Welfare Plan"), whether or not disclosed in Schedule 3.18, to provide medical or death benefits with respect to any employee or former employee of HouTex or its predecessors after termination of employment; (ii) HouTex has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains, open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code, and (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and, will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual.

              (f) Controlled Group Liability. HouTex nor any entity that would be aggregated with it under Code Section 414(b), (c), (m) or (o): (i) has ever terminated or withdrawn from an employee benefit plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation ("PBGC"), the fund by which the employee benefit plan is funded, or any employee or beneficiary for whose benefit the plan is or was maintained (other than routine claims for benefits); (ii) has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (iii) has failed to pay premiums to the PBGC when due; (iv) is subject to (or expected to be subject to) an excise tax under Code Section 4971;
(v) has engaged in any transaction which would give rise to liability under
Section 4069 or Section 4212(c) of ERISA; or (vi) has violated Code Section 4980B or Section 601 through 608 of ERISA.

              (g) Other Liabilities. Except as set forth on Schedule 3.18, (i) none of the Employee Benefit Plans obligates HouTex to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in Section 280G of the Code), (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Effective Date shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of HouTex as of the Effective Date, and (iii) none of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Current Balance Sheet or the books and records of HouTex.

         3.19 TAX MATTERS. Except as set forth in Schedule 3.19 hereto, all Tax Returns required to be filed prior to the date hereof with respect to HouTex or any of its income, properties, franchises or operations have been timely filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. All Taxes due and payable by or with respect to

HouTex have been paid or accrued on the Current Balance Sheet or will be accrued on its books and records as of the Closing. Except as set forth in Schedule 3.19 hereto: (i) with respect to each taxable period of HouTex, either such taxable period has been audited by the relevant taxing authority or the time for assessing or collecting Taxes with respect to each such taxable period has closed and such taxable period is not subject to review by any relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against HouTex; (iii) HouTex has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) HouTex has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Effective Time; (v) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or threatened against or with respect to HouTex regarding Taxes; (vi) HouTex has not made an election or filed a consent under
Section 341(f) of the Code (or any corresponding provision of state, local or foreign law) on or prior to the Effective Time; (vii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of HouTex; (viii) HouTex will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Effective Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Effective Time or (B) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Effective Time; (ix) HouTex has not been a member of an affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated or unitary income Tax Return; (x) HouTex is not a party to or bound by any tax allocation or tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes; (xi) no taxing authority will claim or assess any additional Taxes against HouTex for any period for which Tax Returns have been filed; (xii) HouTex has not made any payments, and is or will not become obligated (under any contract entered into on or before the Effective Date) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law); (xiii) HouTex has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law); (xiv) no claim has ever been made by a taxing authority in a jurisdiction where HouTex does not file Tax Returns that is or may be subject to Taxes assessed by such jurisdiction; and (xv) HouTex does not have any permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; (xvi) true, correct and complete copies of all income and sales Tax Returns filed by or with respect to HouTex for the past three years have been furnished or made available to MTLM; (xvii) HouTex will not be subject to any Taxes for the period ending at the Effective Time for any period for which a Tax Return has not been filed imposed pursuant to Section 1374 or Section 1375 of the Code (or any corresponding provision of state, local or foreign law); and (xviii) no sales or use tax (other than sales tax on aircraft, boats, mobile homes and motor vehicles), non-recurring intangibles tax, documentary stamp tax or other excise tax (or comparable tax imposed by any governmental entity) will be payable by HouTex or MTLM by virtue of the transactions completed in this Agreement. The purchase of the Extraneous Assets listed on Exhibit "H" hereto by Mike and Sol Melnik as described in Section 6.16 hereof will create no liability to HouTex for Taxes.

         3.20 INSURANCE. HouTex is covered by valid, outstanding and enforceable policies of insurance issued to it by reputable insurers covering its properties, assets and businesses against risks of the nature normally insured against by corporations in the same or similar lines of business and in coverage amounts typically and reasonably carried by such corporations (the "Insurance Policies"). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. As of the Effective Time, each of the Insurance Policies will be in full force and effect. None of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. HouTex has complied with the provisions of such Insurance Policies. Schedule 3.20 contains (i) a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been provided to MTLM) and (ii) a detailed description of each pending claim under any of the Insurance Policies for an amount in excess of $5,000 that relates to loss or damage to the properties, assets or businesses of HouTex. HouTex has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

         3.21 RECEIVABLES. All of the Receivables (as hereinafter defined) are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of HouTex. All of the Receivables are good and collectible receivables, and will be collected in full in accordance with the terms of such receivables (and in any event within six months following the Closing), without set off or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the Current Balance Sheet as reasonably adjusted since the date of the Current Balance Sheet in the ordinary course of business consistent with past practice. For purposes of this Agreement, the term "Receivables" means all receivables of HouTex, including all trade account receivables arising from the provision of services or sale of inventory, notes receivable and insurance proceeds receivable, except for those receivables listed on Exhibit H hereto.

         3.22 LICENSES AND PERMITS. HouTex possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for its businesses and operations, including the operation of the Owned Properties and Leased Premises, which Permits are listed on Schedule 3.22. All such Permits are valid and in full force and effect, HouTex is in full compliance with the requirements thereof, and no proceeding is pending or threatened to revoke or amend any of them. None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         3.23 ADEQUACY OF THE ASSETS; RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS. The Assets, Owned Properties and Leased Premises constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of HouTex in the manner in which and to the extent to which such business is currently being conducted. No current supplier to HouTex of items essential to the conduct of its business will or has threatened to terminate its business relationship with it for any reason. Except as set forth on Schedule 3.23, HouTex does not have any direct or indirect interest in any customer, supplier or competitor of HouTex, or in any person from whom or to whom HouTex leases real or personal property. Except as set forth on Schedule 3.23, no officer, director or shareholder of HouTex, nor any person related by blood or marriage to any such person, nor any entity in which any such person owns any beneficial interest, is a party to any Contract or transaction with HouTex or has any interest in any property used by HouTex.

         3.24 INTELLECTUAL PROPERTY. HouTex has full legal right, title and interest in and to all trademarks, service marks, trade names, copyrights, know-how, patents, trade secrets, licenses (including licenses for the use of computer software programs), and other intellectual property used in the conduct of its business (the "Intellectual Property"). The conduct of the business of HouTex as presently conducted, and the unrestricted conduct and the unrestricted use and exploitation of the Intellectual Property, does not infringe or misappropriate any rights held or asserted by any Person, and no Person is infringing on the Intellectual Property. No payments are required for the continued use of the Intellectual Property. None of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

         3.25 CONTRACTS. Within twenty (20) days from execution of this Agreement, HouTex will supply MTLM with a list which sets forth each Contract to which HouTex is a party or by which its properties and assets are bound and which is material to its business, assets, properties or prospects (the "Designated Contracts"), HouTex will also supply MTLM with true and correct copies of such Designated Contracts. The copy of each Designated Contract furnished to MTLM will be a true and complete copy of the document it purports to represent and will reflect all amendments thereto made through the date of delivery. Except as set forth on Schedule 3.25, HouTex has not violated any of the material terms or conditions of any Designated Contract or any term or condition which would permit termination or material modification of any Designated Contract, and all of the covenants to be performed by any other party thereto have been fully performed and there are no claims for breach or indemnification or notice of default or termination under any Designated Contract. Except as set forth on Schedule 3.25, no event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a material default by HouTex under any Designated Contract, and no such event has occurred which constitutes or would constitute a material default by any other party. HouTex is not subject to any liability or payment resulting from renegotiation of amounts paid it under any Designated Contract. As used in this Section, Designated Contracts shall include, without limitation, (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person, or letters of intent or commitment letters with respect to same; (b) contracts obligating HouTex to purchase or sell products or services; (c) leases of real property, and leases of personal property not cancelable without penalty on notice of sixty (60) days or less or calling for payment of an annual gross rental exceeding Ten Thousand Dollars ($10,000.00); (d) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same; (e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, noncompetition agreements and any other agreements relating to any employee, officer or director of HouTex; (f) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (g) any Contract relating to pending capital expenditures by HouTex; and (h) other material Contracts or understandings, irrespective of subject matter and whether or not in writing, not entered into in the ordinary course of business by HouTex and not otherwise disclosed on the Schedules.

         3.26 CUSTOMER LISTS AND RECURRING REVENUE. Within twenty (20) days after execution of this Agreement, HouTex will supply MTLM with a true, correct and complete list of HouTex's twenty largest customers ("Material Customers") and suppliers. True, correct and complete copies of any agreements with such customers or suppliers which are anticipated to endure beyond the Closing will also be furnished by the HouTex Shareholders to MTLM. Other than the Material Customers, no customer of HouTex as of the date of this Agreement accounts for more than 1% of its combined annual revenue. The HouTex

Shareholders will also deliver to MTLM each Material Customer's name, address, account number, term of franchise or agreement, billing cycle, type of service and rates charged.

         3.27 ACCURACY OF INFORMATION FURNISHED BY THE SHAREHOLDERS. To the knowledge of the MTLM Shareholders, no representation, statement or information made or furnished by the HouTex Shareholders to MTLM or any of MTLM's representatives, including those contained in this Agreement and the various Schedules attached hereto and the other information and statements referred to herein and either previously furnished or to be furnished in the future by HouTex and HouTex Shareholders, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading. The HouTex Shareholders have provided MTLM with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

         3.28 INVESTMENT INTENT; ACCREDITED INVESTOR STATUS; SECURITIES DOCUMENTS. Each of the HouTex Shareholders is acquiring the MTLM Shares hereunder for his, her or its own account for investment and not with a view to, or for the sale in connection with, any distribution of any of the MTLM Shares, except in compliance with applicable state and federal securities laws. Each of the HouTex Shareholders has been provided, to its or his satisfaction, the opportunity to discuss the transactions contemplated hereby with MTLM and has had the opportunity to obtain such information pertaining to the MTLM Companies as has been requested, including but not limited to filings made by MTLM with the SEC under the Exchange Act. Each of the HouTex Shareholders is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act, and has such knowledge and experience in business or financial matters that he, she or it is capable of evaluating the merits and risks of an investment in the MTLM Shares, and is capable of bearing the economic risks of such investment and is able to bear a complete loss of his or its investment in the MTLM Shares. The HouTex Shareholders acknowledge that the MTLM Shares have not been registered under the Securities Act and understand that the MTLM Shares must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement.

         3.29 BUSINESS LOCATIONS. As of the date hereof, HouTex has no office or place of business other than as identified on Schedules 3.14(a) and 3.14(b) and HouTex's principal place of business and chief executive office (as such terms are used in subsection 9-401 of the Uniform Commercial Code as enacted in the State of Texas as of the date hereof) are indicated on Schedule 3.14(a) or 3.14(b), and, all locations where the equipment, inventory, chattel paper and books and records of HouTex are located as of the date hereof are fully identified on Schedules 3.14(a) and 3.14(b).

         3.30 NAMES; PRIOR ACQUISITIONS. All names under which HouTex does business as of the date hereof are specified on Schedule 3.30. Except as set forth on Schedule 3.30, HouTex has not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past ten years.

         3.31 NO COMMISSIONS. Neither HouTex nor the HouTex Shareholders have incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

         3.32 INVENTORY. All Assets that consist of inventory (a) were acquired in the ordinary course of business consistent with past practice; (b) are of a quality, quantity, and condition useable or saleable in the ordinary course of business within HouTex's normal inventory turnover experience; and (c) are valued at the lower of cost or net realizable market value. All Assets that consist of inventory are fit for the purposes for which such Assets were procured. HouTex has no liability with respect to the return or repurchase of any goods in the possession of any customer.

         3.33 IDENTIFICATION, ACQUISITION AND DISPOSITION OF ASSETS AND LIABILITIES. Schedule 3.33(a) sets forth a listing of all of the assets and properties (including real, personal and mixed) owned by HouTex as of June 30, 1996. Not more than ten (10) days prior to the Closing, the HouTex Shareholders shall deliver to MTLM a schedule reflecting any additions or deletions to
Schedule 3.33(a) as of such date relating to items which individually have a value (defined as the higher of book value or fair market value) of $10,000.00 or more (the "Asset Update Schedule"). Schedule 3.33(b) sets forth a listing of all of the liabilities of HouTex as of June 30, 1996. Not more than ten (10) days prior to the Closing, the HouTex Shareholders shall deliver to MTLM a schedule reflecting any additions or deletions to Schedule 3.33(b) as of such date relating to items which individually have a value (defined as the higher of book value or fair market value) of $10,000.00 or more (the "Liability Update Schedule"). All additions or deletions reflected in the Asset Update Schedule and the Liability Update Schedule shall be the result of transactions occurring in the ordinary course of business or transactions contemplated by Section 6.16 following June 30, 1996 and no such additions or deletions will violate the covenants contained in Section 4.1 hereof, nor would such additions or deletions have violated the covenants contained in Section 4.1 hereof if such addition or deletion had occurred after the date of this Agreement.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

         4.1 CONDUCT OF BUSINESS BY HOUTEX PENDING THE MERGER. Except as set forth on Schedule 4.1, HouTex covenants and agrees that, between the date of this Agreement and the Effective Time, the business of HouTex shall be conducted only in, and HouTex shall not take any action except in, the ordinary course of business, consistent with past practice. HouTex shall use its best efforts to preserve intact its business organization, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, HouTex shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of MTLM:

              (a) amend or otherwise change its articles of incorporation or bylaws;

              (b) issue, sell, pledge, dispose of, encumber, or, authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of it or (ii) any of its assets, tangible or intangible, except in the ordinary course of business consistent with past practice;

              (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

              (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

              (e) (i) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets of any other Person, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, or (iii) except with respect to the disposition of the Extraneous Assets listed on

Exhibit H, enter into any Contract other than in the ordinary course of business, consistent with past practice;

              (f) except in the ordinary course of business consistent with past practice, increase the compensation payable or to become payable to its officers or employees, or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend or take any action to accelerate any rights-or benefits under any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

              (g) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures;

              (h) pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date hereof in the ordinary course of business and consistent with past practice;

              (i) except in the ordinary course of business consistent with past practice, increase or decrease prices charged to its customers, except for previously announced price changes, or take any other action which might reasonably result in any material increase in the loss of customers through non-renewal or termination of contracts or other causes; or

              (j) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article III untrue or incorrect.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

         5.2 COMPLIANCE WITH COVENANTS. The HouTex Shareholders shall cause HouTex to comply with all of the respective covenants of HouTex under this Agreement.

         5.3 COOPERATION. Each of the parties agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation or the rules of any exchange on which the MTLM Common Stock is listed (the Nasdaq Stock Market) in connection with the transactions contemplated by this Agreement and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

         5.4 ACCESS TO INFORMATION. From the date hereof to the Effective Time, HouTex and HouTex Shareholders shall (and shall cause the directors, officers, employees, auditors, counsel and agents of HouTex to) afford MTLM and MTLM's officers, employees, auditors, counsel and agents reasonable access at all reasonable times to its properties, offices, and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be requested. No information provided to or obtained by MTLM shall affect any representation or warranty in this Agreement. MTLM agrees to provide Mike Melnik and Sol Melnik access to senior executive officers and directors of both MTLM and any of its operating subsidiaries, as well as the right to investigate MTLM, its business and assets.

         5.5 NOTIFICATION OF CERTAIN MATTERS. The HouTex Shareholders shall give prompt notice to MTLM of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied. MTLM will use its reasonable best efforts to advise HouTex of any breach of any of HouTex's representations, warranties, covenants or agreements contained herein which become known to MTLM.

         5.6 TAX TREATMENT. MTLM, HouTex, and the HouTex Shareholders acknowledge that the Merger does not qualify as a tax free reorganization under the provisions of Section 368(a) of the Code and is therefore taxable. All parties hereto agree to fully and completely comply with the reporting requirements of the Internal Revenue Service.

         5.7 CONFIDENTIALITY; PUBLICITY. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties, except that MTLM may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with or requirements of a securities exchange (in which case MTLM will consult with Mike or Sol Melnik prior to making such disclosure).

         5.8 NO OTHER DISCUSSIONS. HouTex, the HouTex Shareholders, and their respective Affiliates, employees, agents and representatives will not (i) initiate, encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale or other disposition of any substantial part of the assets, business or properties of HouTex (whether by merger, consolidation, sale of stock or otherwise) or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. The HouTex Shareholders will immediately notify MTLM if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions.

         5.9 RESTRICTIVE COVENANTS. In order to assure that MTLM will realize the benefits of this Agreement and in consideration of the transactions set forth in this Agreement, Mike and Sol Melnik jointly and severally, each agree with MTLM that they will not for a period of three years from the later of the Effective Time or the date they cease to be an employee, officer or director of the MTLM Companies:

              (a) directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity in the State of Texas which is directly or indirectly in competition with the business conducted by HouTex at the Effective Time; provided, however, that, the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section;

              (b) directly or indirectly (i) induce any Person which is a customer of HouTex at the Effective Time to patronize any business directly or indirectly in competition with the business conducted by HouTex; (ii) canvass, solicit or accept from any Person which is a customer of HouTex, any such competitive business, or (iii) request or advise any Person which is a customer of HouTex at the Effective Time to withdraw, curtail or cancel any such customer's business with HouTex;

              (c) directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by HouTex at or within six months prior to the Effective Time, or in any manner seek to induce any such Person to leave his or her employment;

              (d) directly or indirectly, at any time following the Effective Time, in any way utilize, disclose, copy, reproduce or retain in his possession any of HouTex's proprietary rights or records, including, but not limited to, any of their customer lists.

Mike Melnik and Sol Melnik agree and acknowledge that the restrictions contained in this Section 5.9 are reasonable in scope and duration and are necessary to protect MTLM Companies after the Effective Time. If any provision of this Section as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section will cause irreparable damage to the MTLM Companies and upon breach of any provision of this Section, the MTLM Companies shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that, this shall in no way limit any other remedies which the MTLM Companies may have (including, without limitation, the right to seek monetary damages).

         5.10 ENVIRONMENTAL ASSESSMENT. MTLM shall be entitled to have conducted prior to Closing an environmental assessment of the Owned Properties and Leased Premises (hereinafter referred to as "Environmental Assessment"). The Environmental Assessment may include, but not be limited to, a physical examination of the Owned Property or Leased Premises, and any structures, facilities, or equipment located thereon, soil samples, ground and surface water samples, storage tank testing, review of pertinent records, documents, and Licenses of HouTex. The HouTex Shareholders shall provide MTLM or its designated agents or consultants with the access to such property which MTLM, its agents or consultants require to conduct the Environmental Assessment. Notwithstanding any other provision of this Agreement, the HouTex Shareholders agree that if the results of the Environmental Assessment are not satisfactory to MTLM in its sole discretion, then MTLM may elect not to close the transactions contemplated by this Agreement.

Prior to the date hereof, MTLM retained ENVIRON Corporation, Emeryville, California ("ENVIRON") to conduct a Phase I Environmental Audit of certain Owned Property of HouTex located in Houston, Texas. A draft of ENVIRON's written report dated September 13, 1996 has been furnished to the HouTex Shareholders (the "ENVIRON Report"). The ENVIRON Report identifies certain environmental issues concerning HouTex's Owned Property located at (i) 15 Japhet Street and 21 Japhet Street, Houston, Texas (the "Japhet Property"), (ii) 12000 Hirsch Road, Houston, Texas (the "Hirsch Property"), and (iii) 215 Emile Street, Houston, Texas (the

"Emile Property"). After consultation with their respective attorneys and consultants, MTLM and the HouTex Shareholders agree that certain specified conditions at the Japhet Property should be promptly remediated as set forth below and that the HouTex Shareholders should indemnify the MTLM Companies under
Section 8.1(f) hereof (in lieu of the general indemnification provisions in Section 8.1(a)-(e)) from any further liabilities or obligations arising from, or related to the Hirsch Property or the Emile Property. Remedies available to the MTLM Companies in the event of liabilities or obligations related to the Hirsch Property or the Emile Property shall include the rights of setoff subject to the terms and conditions described in Article 8 hereof. The specified conditions to be promptly remediated at the Japhet Property, and the method of sharing the costs of remediation shall be as follows:

                  (a) Scope of Prompt Japhet Property Remediation. The ENVIRON Report identifies on page five certain recommended remedial work concerning chemical use and storage on the Japhet Property. The HouTex Shareholders and MTLM agree that following the Closing MTLM will cause HouTex to develop and implement a Spill Prevention Control and Countermeasure (SPCC) Plan and to provide secondary containment for the diesel fuel and oily wastewater storage tanks, in order to comply with federal regulations. The cost estimated by ENVIRON to develop the SPCC Plan is $5,000 to $10,000 and the costs of providing secondary containment for the diesel fuel and oily wastewater storage tanks were estimated by ENVIRON to be in the range of $60,000 to $90,000. The parties agree that all of the work described above should be performed as promptly as practicable following Closing, such work being hereafter referred to as the "Agreed Remediation."

                  (b) Costs of Agreed Remediation. The actual costs of all Agreed Remediation shall be allocated and paid as follows:

                  Party Bearing Expense              Amount
                  ---------------------              ------
                  HouTex                             first $75,000
                  HouTex Shareholders                next $75,000
                  HouTex                             all amounts over $150,000;

         In the event the HouTex Shareholders fail to pay their allocable share of the actual costs of Agreed Remediation within ten (10) days following delivery of an invoice for such actual costs, MTLM is authorized to setoff the HouTex Shareholders' allocable share of such actual costs against the Held Back Shares or the payments owed by HouTex or MTLM under the Lease.

                  (c) Future Remediation Costs. All future costs of, and liabilities associated with, undertaking and completing the evaluation and remediation of contamination present on the Japhet Property as of the Closing Date, other than the costs of undertaking and completing the Agreed Remediation which shall be allocated and paid by HouTex and the HouTex Shareholders as described in clause (a) above, shall be borne by the HouTex Shareholders under and pursuant to the indemnification procedures specified in Article VIII hereof, regardless of whether or not such other contamination was referenced, discussed or otherwise identified in the Environmental Assessment or any other part of MTLM's due diligence investigation of HouTex. In any event, the ENVIRON Report and the other environmental due diligence investigations of HouTex by MTLM shall not affect any representation or warranty of the HouTex Shareholders under this Agreement.

         5.11 TRADING IN MTLM COMMON STOCK. Except as otherwise expressly consented to by MTLM, from the date of this Agreement until the Effective Time, neither HouTex nor the HouTex Shareholders (nor any Affiliates thereof) will directly or indirectly purchase or sell (including short sales) any shares of MTLM Common Stock in any transactions effected on the Nasdaq Stock Market or otherwise.

         5.12 ELECTION OF NEW DIRECTOR. Immediately following the Closing, Mike Melnik will be added to MTLM's Board of Directors in accordance with the terms and conditions of a resolution of the MTLM Board of Directors adopted prior to the Closing which elects Mike Melnik to the Board of MTLM, contingent only upon
(i) the Closing having occurred and (ii) Mike Melnik having agreed in writing following the Closing to serve as a director of MTLM.

         5.13 EMPLOYMENT AGREEMENTS. MTLM and Mike Melnik agree that Mike Melnik will sign, at Closing, an employment agreement in the form of Exhibit "C" hereto. MTLM and Sol Melnik agree that Sol Melnik will sign, at Closing, an employment agreement in the form of Exhibit "D" hereto. The parties agree that the noncompetition covenants contained in the Employment Agreements for Mike and Sol Melnik are an integral part of this Agreement.

         5.14 LEASE OF REAL PROPERTY. At the Closing, HouTex will enter into a lease with an option to purchase (the "Lease") in the form attached hereto as Exhibit "I" concerning the approximately forty-seven (47) acre tract of real property (the "Japhet Property") located in Harris County, Texas which is described in Exhibit "E" hereto with the Lessor (as defined in Section 1.4 hereof) who will be the record and beneficial owner of the Japhet Property on the date of Closing. Mike and Sol Melnik acknowledge and agree that during the period following Closing in which they serve as senior officers and/or directors of HouTex, there will be potential conflicts of interest between their roles as officers and directors of HouTex and their roles as controlling persons of the Lessor under the Lease. Mike and Sol Melnik further acknowledge and agree that no event of default under the Lease may be caused, directly or indirectly, by the actions or failures to act, of Mike or Sol Melnik, while serving as officers and/or directors of HouTex following the Closing. Also, none of the rights granted to Mike and Sol Melnik, either directly or indirectly, as controlling persons of the Lessor under the Lease are meant to relieve Mike and Sol Melnik of the duties imposed upon officers and directors of corporations by the laws of the State of Texas. In this regard, Mike and Sol Melnik shall not have the right on behalf of HouTex to waive any default by Lessor under the Lease nor to agree on behalf of HouTex to any modification of the Lease or its terms, without the written consent of a majority of the disinterested members of the Board of Directors of HouTex.

         5.15 POST CLOSING MINIMUM NET INCOME. The HouTex Shareholders hereby covenant and agree with MTLM that HouTex shall have after tax net income of Nine Hundred Thousand Dollars ($900,000), determined in accordance with GAAP as adjusted in accordance with Exhibit "F" (the "Minimum Net Income") during the period beginning on the first day of October, 1996 and ending on September 30, 1997 (the "Minimum Net Income Determination Date").

         5.16 HOUSTON COMPRESSED STEEL FINDERS FEE. In the event MTLM, or any of its subsidiaries or affiliates merges with, or otherwise acquires all of the stock or assets of Houston Compressed Steel within two years of the Closing Date, MTLM shall pay a one time, aggregate lump sum finders fee of no more than $600,000 and no less than $300,000 to Mike and Sol Melnik, jointly, and an amount of up to $150,000 to Robert Stuart (in the event HouTex is legally obligated to pay a finder's fee to Robert Stuart) on the date the stock or assets of Houston Compressed Steel are acquired by MTLM.

         5.17 PRECLOSING AUDIT OF HOUTEX. MTLM agrees to retain Price Waterhouse L.L.P. for the purposes of auditing HouTex's financial statements for the fiscal year ending September 30, 1993, September 30, 1994 and September 30, 1995, as well as for the period ending June 30, 1996. HouTex consents to cooperate fully in connection with the planning, conduct and completion of the audits of HouTex for such periods. HouTex agrees that it will provide all information, documents and other materials requested by Price Waterhouse L.L.P. in connection with these audits, and MTLM agrees to allow HouTex access to all work papers of Price Waterhouse L.L.P. and access to a copy of the draft opinion of Price Waterhouse together with all back-up materials which document the adjusting entries, if any, proposed by Price Waterhouse. The Parties will negotiate in good faith any disputes in connection with the issuance of the draft opinion.

         5.18 CORPORATE AUTHORITY. The MTLM Companies, HouTex and the HouTex Shareholders agree to use their individual best efforts to obtain the authorizations required for each to execute and deliver this Agreement and to perform each of their respective obligations hereunder and to consummate the transactions contemplated hereby.

         5.19 CERTIFICATION OF TAX STATUS. Each of the HouTex Shareholders shall deliver to MTLM either: (i) a Certificate of Nonforeign Status under Treasury Regulation Section

1.1445-2(b)(1), or (ii) a Certificate meeting the requirements of Treasury Regulation Sections 1.897-2(g) and 1.897-2(h)(2) that the HouTex shares do not constitute a U.S. real property interest.

         5.20 NATIONSBANK FINANCING; RELEASE OF GUARANTORS. Mike Melnik and Sol Melnik covenant and agree that prior to Closing they will use their individual best efforts to cause NationsBank to consent to the Merger and agree that the existing line of credit from NationsBank to HouTex (the "NationsBank Loan") will remain in full force and effect at least through June 30, 1997 and that Mike and Sol Melnik agree to remain as guarantors on the NationsBank Loan through no later than June 30, 1997. MTLM covenants and agrees that it will pay off or refinance the NationsBank Loan and obtain the release of Mike and Sol Melnik's personal guarantees of the NationsBank Loan no later than June 30, 1997.

         5.21 EXTRANEOUS ASSETS. Mike Melnik and Sol Melnik covenant and agree that prior to Closing they will purchase the Extraneous Assets described on Exhibit "H". The purchase price for the Extraneous Assets shall consist of the assumption of all debt related to the Extraneous Assets and the delivery to HouTex of a $405,268 promissory note from Mike and Sol Melnik bearing interest at the rate of 6% per annum due on April 30, 1997 (the "Extraneous Assets Note"). Mike and Sol Melnik further covenant and agree that HouTex shall have no liability for Taxes associated with the purchase of Extraneous Assets by Mike and Sol Melnik and that the purchase price of the Extraneous Assets described in Exhibit"H" hereto equals or exceeds the aggregate fair market value of the Extraneous Assets. In the event the Extraneous Assets Note is not paid in full at its maturity, MTLM shall have the right to cause HouTex to setoff the entire balance of principal and interest due under the Extraneous Assets Note against the principal and interest then due under the Melnik Notes.

         5.22 POSSIBLE ISSUANCE OF ADDITIONAL LIMITED WARRANTS. In the event the Clend Note is not paid in full by the dates set forth in column (a) below, MTLM will issue to Clend Investment Holdings Ltd. additional Limited Warrants in the amounts set forth in column (b) below up to the cumulative totals set forth in column (c) below:

         (a)                            (b)                        (c)
Payment of Clend Note            No. of Additional              Cumulative
  on or Before the               Limited Warrants           Additional Limited
    Period Ending                  to be Issued            Warrants to be Issued
    -------------                  ------------            ---------------------
    February 28, 1997                   None                      None
    March 31, 1997                     60,000                     60,000
    April 30, 1997                     60,000                    120,000
    May 30, 1997                       60,000                    180,000
    June 30, 1997                      70,000                    250,000

For example, if the Clend Note is paid in full on March 1, 1997, then MTLM shall issue to Clend Investment Holdings Limited 60,000 additional Limited Warrants; if the Clend Note is paid in full on or any time after June 1, 1997, then MTLM will issue to Clend Investment Holdings Limited a total of 250,000 additional Limited Warrants.

As set forth above, the cumulative additional Limited Warrants which may be issued to Clend Investment Holdings Ltd. after Closing shall not exceed 250,000 and the total number of Limited Warrants and Five Year Warrants issued to Mike Melnik, Sol Melnik and Clend Investments Holdings Limited, both at or following Closing, may not exceed 500,000 in the aggregate.

                                   ARTICLE VI

               CONDITIONS TO THE OBLIGATIONS OF THE MTLM COMPANIES

         The obligations of the MTLM Companies hereunder shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the MTLM Companies:

         6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the HouTex Shareholders contained in this Agreement shall be true and correct at and as of the Effective Time with the same force and effect as though made at and as of that time except
(i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Each of HouTex and the HouTex Shareholders shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Effective Time. Each of HouTex and the HouTex Shareholders shall have delivered to MTLM a certificate, dated as of the Effective Time, duly signed (in the case of HouTex, by its Chief Executive Officer and Chief Financial Officer), certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

         6.2 NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY. Between the date hereof and the Effective Time, (i) there shall have been no Material Adverse Change to HouTex, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of HouTex, and (iii) none of the properties and assets of HouTex shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages may have a Material Adverse Effect thereon, and there shall have been delivered to MTLM a certificate to that effect, dated the Effective Time and signed by or on behalf of HouTex.

         6.3 CORPORATE CERTIFICATE. The HouTex Shareholders shall have delivered to MTLM (i) copies of the articles of incorporation and bylaws of HouTex as in effect immediately prior to the Effective Time, (ii) copies of resolutions adopted by the Board of Directors and shareholders of HouTex authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing of HouTex issued by the State of Texas and each other state in which it is qualified to do business as of a date not more than thirty days prior to the Effective Time, certified in each case as of the Effective Time by the Secretary of each such company as being true, correct and complete.

         6.4 OPINION OF COUNSEL. MTLM shall have received an opinion dated as of the Effective Time from counsel for HouTex and the HouTex Shareholders, in form and substance acceptable to MTLM, to the effect that:

             (a) HouTex is a corporation duly organized and existing and in good standing under the laws of the State of Texas and is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

             (b) HouTex has obtained all necessary authorizations and consents of its Board of Directors and the Shareholders to effect the transactions contemplated in this Agreement, including the merger of HouTex into the MTLM Merger Sub;

             (c) All issued and outstanding shares of capital stock of HouTex are owned as set forth on Schedule 3.5 hereto;

              (d) Except as set forth in Schedule 3.12, such counsel does not know or have reason to believe that there is any litigation, proceeding or investigation pending or threatened which might result in any material adverse change in the properties, business or prospects or in the condition of HouTex, or which questions the validity of this Agreement;

              (e) Such counsel does not know or have reason to believe that any event has occurred or state of facts exists which would constitute a breach of any of the representations and warranties made by the HouTex Shareholders pursuant to Article III of this Agreement;

              (f) Clend Investment Holdings, Ltd. is a corporation duly organized and existing and in good standing under the laws of the British Virgin Islands and is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

              (g) This Agreement is a valid and binding obligation of HouTex and the HouTex Shareholders, and enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally;

              (h) The Stock Pledge Agreement is a valid and binding obligation of the HouTex Shareholders and enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally;

              (i) The Lease executed by Lessor is a valid and binding obligation of Lessor, and is enforceable against Lessor in accordance with its terms and conditions, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally;

              (j) Mike Melnik's and Sol Melnik's guaranty of the Lease is a valid and binding obligation of Mike Melnik and Sol Melnik, and enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditor's rights generally; and

              (k) No portion of the payment by MTLM to the HouTex Shareholders is subject to U.S. federal withholding tax obligations on the part of MTLM.

         6.5 CONSENTS. HouTex shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of HouTex from any person from whom such consent or waiver is required under any Designated Contract or instrument as of a date not more than ten days prior to the Effective Time, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such Contracts or instruments, either by the terms thereof or as a matter of law.

         6.6 SECURITIES LAWS. MTLM shall have received all necessary consents and otherwise complied with any state Blue Sky or securities laws applicable to the issuance of the MTLM Shares, in connection with the transactions contemplated hereby.

         6.7 HOUTEX STOCK. At the Closing, each of the HouTex Shareholders shall have delivered to MTLM all certificates evidencing the shares of capital stock of HouTex held by him, her or it.

         6.8 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Agreement or Merger or any other transaction contemplated hereby, and which, in the judgment of MTLM, makes it inadvisable to proceed with the Agreement and Merger and other transactions contemplated hereby.

         6.9 BOARD APPROVAL. The Board of Directors of the MTLM Companies shall have authorized and approved this Agreement, the Merger and transactions contemplated hereby.

         6.10 SHAREHOLDER APPROVAL. If required by applicable law, the shareholders of MTLM shall have authorized and approved this Agreement, the Merger and the transactions contemplated thereby.

         6.11 EMPLOYMENT AGREEMENTS. At or prior to the Closing, HouTex shall have entered into employment agreements (the forms of which are attached hereto as Exhibit "C" and "D") with Mike Melnik and Sol Melnik.

         6.12 LEASE AGREEMENT. At or prior to the Closing, HouTex and Lessor shall have entered into a Lease Agreement conforming to the terms of Section 5.14.

         6.13 DUE DILIGENCE. MTLM shall have completed its due diligence review of HouTex and HouTex's assets, liabilities, businesses and prospects and the results of such due diligence review will have been judged satisfactory in all respects by MTLM.

         6.14 FAIRNESS OPINION. MTLM shall have received a fairness opinion, in form and content acceptable to MTLM in its sole discretion, as to the fairness of the Merger to MTLM and its shareholders and such opinion shall not have been withdrawn prior to Closing.

         6.15 COMPLETION OF AUDIT. As contemplated by Section 5.17 hereof, Price Waterhouse L.L.P. shall have completed and delivered audited financial statements for HouTex's fiscal years ending September 30, 1993, September 30, 1994, September 30, 1995, and for the period ending June 30, 1996, and such audited financial statements shall have been determined to be acceptable in form and content to MTLM.

         6.16 EXTRANEOUS ASSETS. Prior to the Closing, the assets of HouTex described on Exhibit "H" shall have been sold to Mike and Sol Melnik at a purchase price equal the to the adjusted tax basis of HouTex in such assets; NationsBank shall have executed the Nondisturbance Agreement in the form specified in the Lease; and HouTex and its assets shall have been released from all liabilities, liens, claims and encumbrances related to such Extraneous Assets and Mike and Sol Melnik shall have delivered to HouTex a promissory note in the amount set forth in Exhibit "H" hereto, in a form satisfactory to MTLM.

         6.17 RECEIPT OF TAX CERTIFICATIONS. At or prior to Closing, MTLM shall have received the certification of tax status referred to in Section 5.19.

         6.18 CONSENT OF NATIONSBANK. At or prior to Closing, Mike and Sol Melnik shall have obtained the consent of NationsBank that the NationsBank Loan will remain in full force and effect at least through June 30, 1997, on terms which are acceptable to MTLM.

         6.19 TITLE COMMITMENT. At or prior to Closing, MTLM shall have received a commitment from a title insurance company doing business in Harris County, Texas to issue a title policy insuring that the rights of MTLM and HouTex under the Lease are inferior only to such liens, claims and encumbrances as are Permitted Exceptions under the Lease, and Lessor shall have received a commitment from a title insurance company doing business in Harris County, Texas to issue a title policy insuring title to the real property that is the subject of the Lease Agreement. MTLM and Lessor shall each pay one-half the total cost of the two title policies.

                                   ARTICLE VII

                        CONDITIONS TO THE OBLIGATIONS OF
                       HOUTEX AND THE HOUTEX SHAREHOLDERS

         The obligations of HouTex and the HouTex Shareholders to effect the Merger and sale shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by HouTex and the HouTex Shareholders:

         7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the MTLM Companies contained in this Agreement shall be true and correct at and as of the Effective Time with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and
(ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Each of the MTLM Companies shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Effective Time. Each of the MTLM Companies shall have delivered to the HouTex Shareholders a certificate, dated as of the Effective Time, and signed by an executive officer, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

         7.2 MERGER CONSIDERATION. At the Closing, MTLM shall have delivered to the HouTex Shareholders the Merger Consideration due to be received by the HouTex Shareholders under Section 1.3 hereof.

         7.3 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Agreement or Merger or any other transaction contemplated hereby, and which in the judgment of the HouTex Shareholders makes it inadvisable to proceed with the Agreement or Merger and other transactions.

         7.4 OPINION OF COUNSEL. The HouTex Shareholders shall have received an opinion of counsel for MTLM as of the Effective Time, in form and substance acceptable to the HouTex Shareholders, to the effect that:

             (a) MTLM and MTLM Merger Sub are each a corporation duly organized and in good standing under the laws of the State of Delaware and State of Texas, respectively;

             (b) MTLM and MTLM Merger Sub have obtained all necessary authorizations and consents of their respective Boards of Directors to effect the Merger;

             (c) This Agreement, the Melnik Notes, the Clend Note, the Stock Pledge and Security Agreement, the Declaration of Registration Rights and MTLM's guaranty of the Lease are valid and binding obligations of MTLM, and enforceable against MTLM in accordance with their respective terms, except as enforcement may be limited by general equitable principles or by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally;

              (d) The Lease executed by HouTex is a valid and binding obligation of HouTex, and is enforceable against HouTex in accordance with its terms, except as enforcement may be limited by general equitable principles or by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally;

              (e) The MTLM Shares are validly issued, fully paid and non-assessable shares of MTLM;

              (f) The Five Year Warrants and the Limited Warrants issued at Closing have been validly issued by MTLM;

              (g) Except as may be disclosed in the SEC Reports, such counsel does not know or have reason to believe that there is any litigation, proceeding or investigation pending or threatened which might result in any material adverse change in the properties, business or prospects or in the condition of MTLM, or which questions the validity of this Agreement; and

              (h) Such counsel does not know or have reason to believe that any event has occurred or state of facts exists which would constitute a breach of any of the representations and warranties made by MTLM pursuant to Article II of this Agreement.

         7.5 EMPLOYMENT AGREEMENTS. At or prior to Closing, MTLM shall have entered into employment agreements with Mike Melnik and Sol Melnik in the forms attached hereto as Exhibits "C" and "D".

         7.6 LEASE AGREEMENT. At or prior to Closing, HouTex and MTLM shall have entered into the Lease in the form of Exhibit "I" attached hereto concerning the Property.

         7.7 REGISTRATION RIGHTS. At or prior to Closing, MTLM shall have confirmed in writing to the HouTex Shareholders that the MTLM Common Stock issued to them at Closing shall be subject to the Registration Rights described in Exhibit "G" hereto.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 AGREEMENT BY THE HOUTEX SHAREHOLDERS TO INDEMNIFY. The HouTex Shareholders, jointly and severally, agree to indemnify and hold MTLM and HouTex harmless from and against the aggregate of all Indemnifiable Damages (as defined below).

              (a) For purposes of this Agreement, "Indemnifiable Damages" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by MTLM or HouTex, on a pre-tax basis, to the extent (i) resulting from any breach of a representation or warranty made by the HouTex Shareholders in or pursuant to this Agreement,
(ii) resulting from any breach of the covenants or agreements made by any HouTex Shareholder in or pursuant to this Agreement, (iii) resulting from any breach by Lessor under the Lease, or (iv) resulting from any inaccuracy in any certificate delivered by any HouTex Shareholder pursuant to this Agreement.

              (b) Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, MTLM and HouTex shall have the right to be put in the same pre-tax financial position as each would have been in had each of the representations and warranties of the HouTex Shareholders hereunder been true and correct and had the covenants and agreements of the HouTex Shareholders hereunder been performed in full.

              (c) Except as provided in paragraph 8.1(f) below, each of the representations and warranties made by the HouTex Shareholders in this Agreement or pursuant hereto shall survive for a period of fourteen (14) months after the Effective Time, notwithstanding any investigation at any time made by or on behalf of MTLM or HouTex and upon expiration of such fourteen (14) month period, such representations and warranties shall expire except as follows: (i) the representations and warranties of the HouTex Shareholders contained in Section 3.19, and to the extent relating to tax attributes or liabilities with respect to Taxes of HouTex, shall expire at the time the period of limitations (including any extensions thereof pursuant to the delivery of waivers of the applicable period of limitations) expires for the assessment by the taxing authority of additional Taxes with respect to which the representations and warranties relate; (ii) the representations and warranties of the HouTex Shareholders contained in Sections 3.13 and 3.16 shall expire at the time the latest period of limitations expires for the enforcement by an applicable Governmental Authority of any remedy with respect to which the particular representations and warranties of the HouTex Shareholders relates and if there is no such period of limitations, then the representations and warranties shall continue indefinitely; and (iii) the representations and warranties of the HouTex Shareholders contained in Sections 3.1, 3.2, 3.3, 3.4, and 3.5 shall not expire, but shall continue indefinitely. No claim for the recovery of Indemnifiable Damages may be asserted by MTLM and/or HouTex against the HouTex Shareholders after such representations and warranties shall thus expire, provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this

Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Anything to the contrary herein notwithstanding, all representations and warranties of the HouTex Shareholders shall not survive a "change in control" of MTLM which occurs at any time after the Closing. Solely for purposes of this Section 8.1(c), a "change in control" shall be deemed to have occurred at any point in time that neither T. Benjamin Jennings or Gerard
M. Jacobs serves as Chief Executive Officer of MTLM.

              (d) In the event that either MTLM or HouTex believe they are entitled to a claim for any Indemnifiable Damages hereunder, MTLM and/or HouTex shall promptly give written notice to the HouTex Shareholders of such claim and the amount or the estimated amount of such claim, and the basis for such claim. If the HouTex Shareholders do not pay the amount of the claim for Indemnifiable Damages to MTLM or HouTex within ten (10) days, then MTLM may set off the amount of such claim by selling some or all of the Held Back Shares and retaining the net proceeds thereof as a set off against the claim in accordance with the procedures, and subject to the HouTex Shareholders' right to contest such claim, as set forth in Sections 8.3 and 8.4 below. Alternatively, MTLM may retain some or all of the Held Back Shares as a direct set off against such claims in accordance with the procedures, and subject to the HouTex Shareholders' right to contest such claims, as set forth in sections 8.3 and 8.4 below. If the Held Back Shares are insufficient to set off the claim (or have been delivered to the HouTex Shareholders prior to the making or resolution of such claim), MTLM and/or HouTex may take any action or exercise any remedy available to MTLM or HouTex by appropriate legal proceedings to collect the Indemnifiable Damages, including setting off the Indemnifiable Damages against either: (a) the Melnik Notes, (b) the Clend Note, (c) rental or other payments due to Lessor from HouTex (and guaranteed by MTLM) under the Lease, or (d) against the purchase price to be paid to Lessor for the Premises by HouTex (payment of which is guaranteed by MTLM) under the Lease.

              (e) Notwithstanding anything to the contrary in this Section 8.1, except as set forth in 8.1(f) below, the HouTex Shareholders shall not be liable to MTLM or HouTex with respect to any claim for Indemnifiable Damages unless all Indemnifiable Damages incurred by MTLM and HouTex exceed an aggregate of $50,000, in which case the HouTex Shareholders shall be liable for the full amount of such Indemnifiable Damages in excess of $50,000; provided however, in the event the Indemnifiable Damage arises from a breach of a representation or warranty contained in Section 3.13 hereof relating to the Japhet Property (the "Japhet Environmental Indemnifiable Damages"), the HouTex Shareholders shall not be liable to MTLM or HouTex with respect to any claim for Japhet Environmental Indemnifiable Damages unless all such Japhet Environmental Indemnifiable Damages incurred by MTLM or HouTex exceed an aggregate of $75,000 in which case the HouTex Shareholders shall be liable for the full amount of such Japhet Environmental Indemnifiable Damages in excess of $75,000.

              (f) Notwithstanding anything to the contrary in this Section 8.1, the HouTex Shareholders shall be liable for all Indemnifiable Damages (including engineering, consulting, and legal fees) incurred by MTLM and HouTex arising from, or related in any way to, the Hirsch Property or the Emile Property. The $50,000 and $75,000 monetary thresholds of liability for collection of Indemnifiable Damages set forth in subparagraph 8.1(e) above shall not apply to Indemnifiable Damages related to the Hirsch Property and the Emile Property. Similarly, the survival periods for certain representations and warranties set forth in subparagraph 8.1(c) above shall not apply to the representations and warranties herein with regard to the Emile Property and the Hirsch Property; the representations and warranties of the HouTex Shareholders herein shall survive Closing and shall not expire as they relate to the Emile Property or the Hirsch Property.

         8.2 AGREEMENT BY THE MTLM COMPANIES TO INDEMNIFY. MTLM agrees to indemnify and hold the HouTex Shareholders harmless from and against the aggregate of all HouTex Indemnifiable Damages (as defined below).

              (a) For purposes of this Agreement, "HouTex Indemnifiable Damages" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by the HouTex Shareholders, on a pre-tax consolidated basis, to the extent (i) resulting from any breach of a representation or warranty made by MTLM in or pursuant to this Agreement, (ii) resulting from any breach of the covenants or agreements made by MTLM in or pursuant to this Agreement, or (iii) resulting from any breach by HouTex of the Lease; or (iv) resulting from any inaccuracy in any certificate delivered by MTLM pursuant to this Agreement.

              (b) Without limiting the generality of the foregoing, with respect to the measurement of HouTex Indemnifiable Damages, each HouTex Shareholder shall have the right to be put in the same pre-tax consolidated financial position as he, she or it would have been in had each of the representations and warranties of MTLM hereunder been true and correct and had the covenants and agreements of MTLM hereunder been performed in full.

              (c) Each of the representations and warranties made by MTLM in this Agreement or pursuant hereto shall survive for a period of one year after the Effective Time, notwithstanding any investigation at any time made by or on behalf of the HouTex Shareholders, and upon expiration of such one year period, such representations and warranties shall expire. No claim for the recovery of HouTex Indemnifiable Damages may be asserted by the HouTex Shareholder against MTLM after such representations and warranties shall thus expire, provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

              (d) In the event that the HouTex Shareholders believe they are entitled to a claim for any Indemnifiable Damages hereunder, the HouTex Shareholders shall promptly give written notice to MTLM of such claim and the amount or the estimated amount of such claim, and the basis for such claim.

              (e) Notwithstanding anything to the contrary in this Section 8.2, MTLM shall not be liable to the HouTex Shareholders with respect to any claim for Indemnifiable Damages unless all Indemnifiable Damages incurred by the HouTex Shareholders exceed an aggregate of $50,000, in which case the MTLM Companies shall be liable for the full amount of such Indemnifiable Damages.

         8.3 CONDITIONS OF INDEMNIFICATION. The obligations and liabilities of the HouTex Shareholders, MTLM and HouTex hereunder with respect to their respective indemnities pursuant to this Article VIII resulting from any claim or other assertion of liabilities by third parties (hereinafter called collectively "Claims"), shall be subject to the following terms and conditions:

              (a) the party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), notice of any such Claim promptly after the Indemnified Party receives notice thereof;

              (b) the Indemnifying Party shall have the right to undertake, by counsel or other representatives of it own choosing, the defense of such claim;

              (c) in the event that the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Party shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof);

              (d) Anything in this Section 8.3 to the contrary notwithstanding,
(A) the Indemnified Party shall have the right, at its own cost and expense, to have its own counsel to protect its own interests and participate in the defense, compromise or settlement of the Claim, (B) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim, and (C) the Indemnified Party, by counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim, and the Indemnifying Party and the Indemnified Party and their respective counsel shall cooperate with respect to such Claim.

         8.4 HELD BACK SHARES AND RIGHTS OF SETOFF TO SECURE THE HOUTEX SHAREHOLDERS' INDEMNIFICATION OBLIGATION. As security for the agreement by the HouTex Shareholders to indemnify and hold MTLM and HouTex harmless as described in Section 8.1, at the Closing, MTLM shall set aside and hold the certificates representing the Held Back Shares issued pursuant to this Agreement.

                  (a) MTLM may set off against the Held Back Shares any loss, damage, cost or expense for which the HouTex Shareholders may be responsible pursuant to this Agreement (including without limitation, any Indemnifiable Damages for which the HouTex Shareholders may be responsible pursuant to this Agreement) whether or not indemnified pursuant to Section 8.1 of this Agreement, subject, however, to the following terms and conditions:

                           (1) MTLM shall give written notice to the HouTex
                  Shareholders of any claim for Indemnifiable Damages or any other damages hereunder, which notice shall set forth (i) the amount of Indemnifiable Damages or other loss, damage, cost or expense which MTLM claims to have sustained by reason thereof, and (ii) the basis of such claim;

                           (2) Such set off shall be effected on the later to
                  occur of the expiration of 10 days from the date of such notice (the "Notice of Contest Period") or, if such claim is contested, the date the dispute is resolved, and such set off shall be charged proportionally against the shares set aside;

                           (3) If, prior to the expiration of the Notice of
                  Contest Period, the HouTex Shareholders shall notify MTLM in writing of an intention to dispute the claim and if such dispute is not resolved within 30 days after expiration of such period (the "Resolution Period"), then MTLM may elect that such dispute shall be resolved by a committee of three arbitrators (one appointed by the HouTex Shareholders, one appointed by MTLM and one appointed by the two arbitrators so appointed), which shall be appointed within 60 days after the expiration of the Resolution Period. The arbitrators shall abide by the rules of the American Arbitration Association and their decision shall be made within 45 days of being appointed and shall be final and binding on all parties;

                           (4) As soon as the Held Back Shares are registered
                  and any restrictions on sale imposed under Rule 145 of the Securities Act are terminated, the HouTex Shareholder may instruct MTLM to sell some or all of the Held Back Shares and the net proceeds thereof shall be substituted for such Held Back Shares in any set off to be made by MTLM pursuant to any claim hereunder subject to continued compliance with any applicable securities and other regulations; and

                           (5) For purposes of this Section 8.4, the value for
                  purposes of set off of the shares of MTLM Common Stock not sold as provided in clause (4) of this Section 8.4 shall be valued at the average of the closing bid and asked prices of MTLM's common stock on the Nasdaq National Market System on the business day preceding the date of set off.

                  (b) Except with respect to shares transferred pursuant to the foregoing right of set off (and in the case of such shares, until the same are transferred), all Held Back Shares shall be deemed to be owned by the HouTex Shareholders and the HouTex Shareholders shall be entitled to vote the same; provided, however, that, there shall also be deposited with MTLM subject to the terms of this Section 8.4, all shares of MTLM Common Stock issued to the HouTex Shareholders as a result of any stock dividend or stock split and all cash issuable to the HouTex Shareholders as a result of any cash dividend, with respect to the Held Back Shares. All stock and cash issued or paid upon Held Back Shares shall be distributed to the person or entity entitled to receive such Held Back Shares together with such Held Back Shares.

                  (c) MTLM agrees to deliver to the HouTex Shareholders no later than 90 days after the Effective Time any Held Back Shares then held by it (or proceeds from the Held Back Shares) unless there then remains unresolved any claim for Indemnifiable Damages or other damages hereunder as to which notice has been given, in which event any Held Back Shares remaining on deposit (or proceeds from the sale of Held Back Shares) after such claim shall have been satisfied shall be returned to the HouTex Shareholders promptly after the time of satisfaction.

In addition to the Held Back Shares, MTLM and/or HouTex may set off all Indemnifiable Damages owed by the HouTex Shareholders hereunder against either:
(a) the monthly payments of base or additional rent or against the purchase payments for the Property due under the Lease to Mike and Sol Melnik or to their respective successors in interest under the Lease, (b) amounts due under the Melnik Notes, or (c) amounts due under the Clend Note; the determination of whether to setoff first against the payments due under the Lease, the Melnik Notes or the Clend Note shall be left to MTLM's sole discretion.

         8.5 ADJUSTMENT TO MERGER CONSIDERATION. All payments for Indemnifiable Damages made pursuant to this Article VIII shall be treated as adjustments to the consideration paid in the Merger under Section 1.3.

                                   ARTICLE IX

                             SECURITIES LAW MATTERS

         The parties agree as follows with respect to the sale or other disposition after Effective Time of the MTLM Shares:

         9.1 DISPOSITION OF SHARES. The HouTex Shareholders represent and warrant that the shares of MTLM Common Stock being acquired by them hereunder are being acquired and will be acquired for their own respective accounts and will not be sold or otherwise disposed of, except pursuant to (a) an exemption from the registration requirements under the Securities Act, which does not require the filing by the MTLM Companies with the SEC of any registration statement, offering circular or other document, in which case the HouTex Shareholders shall first supply to the MTLM Companies an opinion of counsel (which counsel and opinions shall be satisfactory to the MTLM Companies) that such exception is available, or (ii) an effective registration statement filed by MTLM with the SEC under the Securities Act.

         9.2 LEGEND. The certificates representing the MTLM Shares shall bear the following legend:

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF RULE 145(D) PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE

         ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

MTLM may, unless a registration statement is in effect covering such shares, place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.

         9.3 REGISTRATION RIGHTS. The HouTex Shareholders shall have the securities registration rights set forth in the Declaration of Registration Rights attached hereto as Exhibit "G". The HouTex Shareholders acknowledge, agree and understand that other individuals and entities possess either identical or similar registration rights with regard to other presently issued MTLM Common Stock. Also, MTLM may after the date hereof issue additional shares of Common Stock which are also subject to similar registration rights. The existence of such registration rights may have the effect of limiting the number of shares of MTLM Common Stock issued to HouTex Shareholders eligible for registration under certain provisions of the Declaration of Registration Rights.

                                    ARTICLE X

                                   DEFINITIONS

         10.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

                  "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

                  "Applicable Rate" means the prime rate of interest publicly announced from time to time by NationsBank of Texas N.A., plus 1% per annum.

                  "Contract" means any indenture, lease, sublease, license, loan agreement, mortgage, note, indenture, restriction, will, trust, commitment, obligation or other contract, agreement or instrument, whether written or oral.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

                  "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "MTLM Shares" means the shares of MTLM Common Stock which the HouTex Shareholders will receive in connection with the Merger.

                  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

                  "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

                  "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

                  "Register", "registered" and "registration" refer to a registration of the offering and sale of securities effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

                  "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

         10.2     OTHER DEFINITIONAL PROVISIONS.

                  (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

                  (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) Except as provided in Section 5.15 hereof with regard to determination of Minimum Net Income, all matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

                  (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

                                   ARTICLE XI

                        TERMINATION, AMENDMENT AND WAIVER

         11.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

                  (a) by mutual written consent of all of the parties hereto at any time prior to the Closing; or

                  (b) by MTLM in the event of a material breach by HouTex or any of the HouTex Shareholders of any provision of this Agreement; or

                  (c) if the Closing shall not have occurred by December 6, 1996, unless the parties have agreed in writing to extend the time for Closing.

         11.2 EFFECT OF TERMINATION. Except as provided in Article VI, in the event of termination of this Agreement pursuant to Section 11.1, this Agreement and the Plan of Merger shall forthwith become void; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE XII

                               GENERAL PROVISIONS

         12.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage prepaid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

              (a)      IF TO ANY OF THE MTLM COMPANIES TO:

                       Metal Management, Inc.
                       500 N. Dearborn Street, Suite 405
                       Chicago, IL  60610
                       Attn:  Chief Executive Officer
                       Telecopy No.:  (312) 645-0714



                       WITH A COPY TO:

                       Meadows, Owens, Collier, Reed,
                                Cousins & Blau, L.L.P.
                       901 Main Street, Suite 3700
                       Dallas, Texas  75202
                       Attn:  David N. Reed, Esq.
                       Telecopy No.:  (214) 747-3732

                  (b) IF TO HOUTEX OR THE HOUTEX SHAREHOLDERS TO:

                      HouTex Metals Company, Inc.
                      21 Japhet Street
                      Houston, Texas 77020
                      Attn:  Mike or Sol Melnik
                      Telecopy No.:   (713) 942-8596

                      WITH A COPY TO:

                      Chamberlain, Hrdlicka, White, Williams to Martin 1200 Smith Street, Suite 1400
                      Houston, Texas  77002
                      Attn:  Lawrence D. Pennoni
                      Telecopy No.:  (713) 658-2553

         12.2 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Exhibits and Schedules constitute a part hereof as though set forth in full above.

         12.3 EXPENSES. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby.

         12.4 AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

         12.5 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by HouTex or any HouTex Shareholders without the prior written consent of MTLM.

         12.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         12.7 INTERPRETATION. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

         12.8 GOVERNING LAW; INTERPRETATION. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Texas applicable to contracts executed and to be wholly performed within such State.

         12.9 ARM'S LENGTH NEGOTIATIONS. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

         12.10 FACSIMILE SIGNATURES. Each of the parties to this Agreement agrees that a facsimile copy of this Agreement signed by a party (or any other document required to be in writing and signed by a party) shall be considered as equivalent to an original executed counterpart of this Agreement (or an original signed document as the case may be).

                                  ARTICLE XIII

                         POST CLOSING COVENANTS OF MTLM

         13.1 POST CLOSING COVENANTS OF MTLM. Except with the consent of the HouTex Shareholders, MTLM covenants and agrees that from the date of this Agreement until each of the Melnik Notes and the Clend Note are paid in full, MTLM will, and will use its best efforts to cause HouTex to:

                  (a) Maintain HouTex's net worth, as determined in accordance with GAAP, in an amount equal to or greater than the net worth set forth on the Closing Date Balance Sheet;

                  (b) Maintain HouTex's respective corporate existence and not enter into any merger, consolidation or plan of liquidation of HouTex;

                  (c) Not amend MTLM's or HouTex's Articles of Incorporation to change in any manner the rights of their respective stock;

                  (d) Not enter into, assume or make any contract, loan, license, designation, loan commitment, purchase or sale, or disposition of assets of HouTex involving proceeds, expenditures or liabilities aggregating in excess of $50,000.00, except in the ordinary course of business or as may be approved in writing by the HouTex Shareholders.

                  (e) Promptly advise the HouTex Shareholders in writing of any adverse material change in MTLM's or HouTex's financial condition or business affairs;

                  (f) Operate MTLM's or HouTex's businesses only in the usual, regular or ordinary manner in which MTLM or HouTex operated their businesses prior to the execution of this Agreement and, to the extent consistent with such operations, use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present Boards of Directors, officers and employees, and preserve the relationships with persons having business dealings with them;

                  (g) Comply in all material respects with all applicable local, state and federal rules, laws and regulations, including those relative to the payment of income, franchise and other taxes, fees and other charges due to be paid on or after the Closing Date;

                  (h) Maintain MTLM's and HouTex's books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years;

                  (i) Not take any action which would cause, or fail to take any reasonable action with would prevent, any material adverse change to be made in MTLM's or HouTex's financial condition, or extend any tax or other liability by waiver of the statute of limitations;

                  (j) Not issue or sell options, warrants or rights to subscribe to, or enter into any contract or commitment to issue or sell, or subdivide or in any way reclassify or acquire or agree to acquire any shares of HouTex's capital stock without the consent of the HouTex Shareholders;

                  (k) Afford access at all reasonable times to representatives, employees, counsel and accountants for the HouTex Shareholders to the properties and all books, accounts, financial and other records and contracts of every kind of MTLM and HouTex;

                  (l) Comply in every respect with the terms and provisions of the Stock Pledge Agreement;

                  (m) Not directly or indirectly make any dividends, distributions, loans or sales from HouTex to MTLM or any party related to or controlled by MTLM or any of the shareholders of MTLM;

                  (n) Not enter into any contract, purchase or sale with, and not mortgage, pledge or otherwise subject any of HouTex's assets to any lien, charge or other encumbrance in favor of, MTLM or any party related to or controlled by MTLM or any of the shareholders of MTLM; and

                  (o) From time to time at the request of the HouTex Shareholders and without further consideration execute and deliver such instruments of transfer and assignment and take such other reasonable actions as the HouTex Shareholders may require to more effectively evidence, complete or perfect the pledge of the stock of HouTex to the HouTex Shareholders, pursuant to the Stock Pledge Agreement.

                  (p) MTLM shall not charge any amounts to HouTex and HouTex shall not pay any monies to MTLM for any reason, including but not limited to, charges or payments for corporate overhead allocations, legal or accounting expenses, taxes, interest or administrative costs.

         13.2 COVENANT REGARDING FINANCIAL STATEMENTS. MTLM covenants and agrees to use its reasonable best efforts to obtain a letter from Price Waterhouse permitting HouTex, in the event the Notes are not paid, to use the financial statements prepared by Price Waterhouse to the same extent and subject to the same restrictions, as MTLM, within forty-five (45) days after the Closing Date.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                       METAL MANAGEMENT INC., A DELAWARE
                                       CORPORATION


Date: December 10, 1996                By: /s/ Gerard M. Jacobs
      -----------------                    ---------------------------------
                                       Name: Gerard M. Jacobs
                                       Title: President

                                       MTLM MERGER, INC. A TEXAS CORPORATION


Date: December 10, 1996                By: /s/ Gerard M. Jacobs
      -----------------                    ----------------------------------
                                       Name: Gerard M. Jacobs
                                       Title: President

                                       HOUTEX METALS COMPANY INC.,
                                       A TEXAS CORPORATION


Date: December 10, 1996                By: /s/ Mike Melnik
      -----------------                    -----------------------------------
                                       Name: Mike Melnik
                                       Title: President

                                       CLEND INVESTMENTS HOLDINGS LTD.,
                                       A BRITISH VIRGIN ISLANDS CORPORATION


Date:------------------                By: /s/ William Maycock
                                           -----------------------------------
                                       Name: William Maycock
                                       Title: Director

Date: December 10, 1996                /s/ Mike Melnik
      -----------------                ----------------------------------------
                                       MIKE MELNIK

Date: December 10, 1996                /s/ Sol Melnik
      -----------------                ----------------------------------------
                                       ZALMAN (SOL) MELNIK

                       SPOUSAL ACKNOWLEDGMENT AND CONSENT

         By my signature below, I hereby acknowledge that the foregoing agreement contains specific terms, provisions and conditions pertaining to the sale or transfer of certain shares of Common Stock of HouTex Metals Company, Inc. in which I own, or may own, a community property interest. I hereby specifically acknowledge (i) the terms, provisions and conditions of the foregoing agreement, (ii) that I have read, understand, and agree to such terms, provisions and conditions, and (iii) I further agree that my community property interest, if any, in the Common Stock of HouTex Metals Company, Inc. shall be bound by and subject to all of the terms, provisions and conditions of the foregoing agreement.

Dated: December 10, 1996                              /s/ Lea Melnik
       ------------------                           ------------------
                                                        LEA MELNIK